UNITED STATES
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Horace Mann Educators Corporation

2025 Meeting Notice & Proxy Statement

Annual Meeting of Shareholders

CELEBRATING 80 YEARS

Horace Mann

Springfield, Illinois
April 1, 2025

Dear Shareholder,
You are cordially invited to virtually attend the Annual Meeting of Horace Mann Educators Corporation to be held at 9:30 a.m. Central Daylight Saving Time on Wednesday, May 14, 2025. We are pleased to announce that this year’s Annual Meeting will be via live webcast on the Internet. Shareholders of record can attend the Annual Meeting, vote and submit questions during the live webcast by visiting www.virtualshareholdermeeting.com/HMN2025 and entering the 16-digit control number, which is included in our Notice of Internet Availability of Proxy Materials or on the proxy card. Beneficial owners should review these proxy materials and the voting instruction form or Notice of Internet Availability of Proxy Materials for how to vote in advance of, and how to participate in, the Annual Meeting.
We encourage you to read the Proxy Statement and vote your shares as soon as possible. You may vote online, by telephone or by completing and returning a proxy card. Specific voting instructions are set forth in the Proxy Statement, the Notice of Internet Availability of Proxy Materials and the proxy card. You may revoke your voted proxy at any time prior to the meeting or by voting again electronically during the virtual meeting.
We look forward to having you join us for the virtual meeting. If you vote by proxy and do not plan to attend, let us know your thoughts about Horace Mann either by letter or by comment on the proxy card.
Sincerely,

H. Wade Reece
Chairman of the Board

Marita Zuraitis
President & Chief Executive Officer

Annual Meeting of Shareholders | Meeting Notice

Horace Mann Educators Corporation
1 Horace Mann Plaza
Springfield, Illinois 62715-0001
The approximate availability date of the Proxy Statement and the proxy card is April 1, 2025. Your vote is important. Even if you do not plan to participate in the Annual Meeting, the Board of Directors urges you to vote via the Internet, by telephone, or by returning a proxy card. If you vote via the Internet or by telephone, do not return your proxy card. You may revoke your proxy at any time before the vote is taken at the Annual Meeting, provided that you comply with the procedures set forth in the Proxy Statement that accompanies this Notice of Annual Meeting of Shareholders. If you participate in the Annual Meeting, you may vote electronically during the virtual meeting.
Brokers are not permitted to vote on certain proposals and may not vote on any of the proposals unless you provide voting instructions. Voting your shares will help to ensure that your interests are represented at the meeting.
We encourage you to read the Proxy Statement and vote your shares as soon as possible.
By order of the Board of Directors,
Donald M. Carley
Executive Vice President and General Counsel Corporate Secretary
Springfield, Illinois

Meeting Details
Wednesday, May 14, 2025
9:30 a.m. Central Daylight Saving Time
Meeting live via the Internet - Please visit www.virtualshareholdermeeting.com/HMN2025. To join the meeting, shareholders of record will need the 16-digit control number included on your Notice, or on your proxy card. Beneficial owners should review these proxy materials and the voting instruction form or Notice of Internet Availability of Proxy Materials for how to participate in the Annual Meeting. The following items will be addressed at the Annual Meeting:
•Elect the nine Directors named in the Proxy Statement.
•Approve the advisory resolution to approve Named Executive Officers’ compensation.
•Ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2025.
•Conduct other business, if properly raised.
Record Date: March 17, 2025 - Shareholders registered in the records of the Company or its agents as of the close of business on that date are entitled to receive notice of and to vote at the meeting.

2025 Proxy Statement | Summary
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.
How to Vote Before the Meeting
By Internet:     Go to www.proxyvote.com
By phone:     800-690-6903
By mail:     Request a paper proxy card
How to Vote During the Meeting
The meeting will be available at www.virtualshareholdermeeting.com/HMN2025. To join the meeting, you will need the 16-digit control number included on your Notice, or on your proxy card. Voting will be available during the meeting, but if you have previously voted your shares, you do not need to vote during the meeting.
Beneficial owners should review these proxy materials and the voting instruction form or Notice of Internet Availability of Proxy Materials for how to vote in advance of, and how to participate in, the Annual Meeting.
Voting Matters and Board Vote Recommendation

Proposal	Board vote recommendation
Elect nine Directors (page 4)	FOR each director nominee
Approve Advisory Resolution to Approve Named Executive Officers’ Compensation (page 21)	FOR
Ratify Independent Registered Public Accounting Firm (page 55)	FOR

Fiscal Year 2024 Business Highlights
Horace Mann reported net income of $102.8 million in 2024, or $2.48 per share, primarily reflecting combined ratio improvement in Property & Casualty, stable earning contributions from Life & Retirement, and favorable profit margins in Supplemental & Group Benefits. Core earnings* of $132.1 million, or core earnings per share of $3.18, reflected strong results across all segments. Total net investment income of $446 million increased slightly over the prior year reflecting strong investment yields in the fixed maturity portfolio. Total revenue rose 7% for the year, with net premiums and contract charges earned up 8% in total, including 14% growth in full-year Property & Casualty premiums earned.
The Company’s diversified earnings strategy is helping to drive market share growth and to support a sustainable double-digit return on equity. Segment results reflected significant improvement in Property & Casualty earnings, as well as continued progress towards our enterprise long-term objectives. Property & Casualty segment earnings of $49 million, an $85 million improvement over the prior year, reflected improved underlying results, favorable prior years’ reserve development, and higher net investment income on fixed maturity investments. Life & Retirement segment earnings were below the prior year due to lower net interest margins. In the Supplemental & Group Benefits segment, core earnings reflected favorable profit margins and strong Individual Supplemental line sales. Total net investment income reflected the benefit of the higher interest rate environment on fixed maturity investments, partially offset by lower returns in the commercial mortgage loan funds.
Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in HMEC’s 2024 Form 10-K for a more detailed description of these financial results.
To determine annual compensation incentive awards, the Compensation Committee makes adjustments to core earnings for items that are highly volatile or outside the control of management. On that basis, core earnings would have been $141.4 million, as discussed in the Compensation Discussion and Analysis beginning on page 22.
(1) Excludes net unrealized gains (losses) on fixed maturity securities and net reserve remeasurements attributable to discount rates.
(2) 2022 recast for the adoption of LDTI.
Reported book value per share rose to $31.51, and adjusted book value per share* (excludes net unrealized investment gains (losses) on fixed maturity securities and net reserve remeasurements attributable to discount rates) increased 3.4% year-over-year. The Company returned $55.6 million to shareholders in 2024 through dividends. In March 2025, the Board approved a shareholder dividend increase for the 17th consecutive year. In addition, the Company continues to opportunistically repurchase shares, buying 256,159 shares in 2024. Since 2011, repurchases have totaled $124 million. There is $26 million remaining on the buyback authorization as of year-end 2024.
Total Shareholder Return (TSR) significantly improved to 24.1% in 2024 as rate and non-rate underwriting actions taken since 2022 in Property & Casualty to restore segment profitability resulted in strong underlying results.
*See General Information, page 1, for a discussion of non-GAAP measures.

Operating Highlights
Horace Mann is the largest multiline financial services company focused on helping America's educators and others who serve the community achieve lifelong financial success. Our niche market strategy, combined with our Company's 80-year history serving the education market, helps us succeed in a highly competitive environment.
Our solutions orientation for educators, school districts, and other stakeholders focuses on products and services, distribution and infrastructure (PDI):
•Products and services - We offer individual protection and savings solutions including auto insurance, property insurance, liability insurance, 403(b) retirement plans, mutual funds, life insurance, student loan solutions, credit monitoring, and financial wellness workshops. We also offer a comprehensive suite of employer- and employee-paid protection products, such as group life, disability and specialty health insurance, as well as supplemental products.
•Distribution - We provide knowledgeable, trusted distribution channels to meet educators how, when and where they want to engage with us. Individual solutions are delivered directly to educators through trusted agents, online and via phone. Employer-sponsored solutions are delivered as employee benefits or as part of an annual enrollment process.
•Infrastructure - We continue to invest in our Information Technology infrastructure to support ease of doing business through a modern, scalable environment.
Commitment to Corporate Social Responsibility
Horace Mann is committed to being a good corporate citizen and to having a positive impact on America’s educational community, our employees and the communities in which we live and work. Horace Mann demonstrates its commitment to operating responsibly through the security it provides customers, the initiatives and investments the Company deploys in the communities it serves, the claims it pays, and the grants it gives in times of need. We view our Corporate Social Responsibility commitments as follows:
•Sustainability - We are committed to working to reduce our limited carbon footprint, as well as to monitoring and managing climate change risks that affect our business and stakeholders.
•Social Considerations - We strive to have a significant positive social impact on America’s educational community, our employees, and the communities in which we live and work. We aspire to implement human capital, inclusion, and corporate giving practices that support our corporate mission and strengthen our corporate culture.
•Governance - We endeavor to represent stakeholder interests by following corporate governance best practices to create a financially strong company that operates ethically.
2024 Corporate Social Responsibility Highlights
In 2024, we made important progress on key elements of our Corporate Social Responsibility plan:
•Became a signatory of the United Nations Global Compact, expressing commitment to responsible business practices
•Completed the CDP (formerly Carbon Disclosure Project) Climate Change Questionnaire for the first time
•Reduced absolute Scope 1 and Scope 2 emissions by 61% from the 2019 base year
In addition, Horace Mann Educators Corporation and the Horace Mann Educators Foundation contributed nearly $870,000 to charitable causes in 2024, including the company’s support for classroom crowd funding organization DonorsChoose. During the year, the Foundation donated more than $480,000 to educators, employees, and our communities.

Governance
Our governance and compensation structure reflects an active, engaged, and accountable Board and a number of compensation best practices, including:
Director Term: One year
Director Election Standard: Majority vote
Director Independence: Eight of our nine Directors are independent including the Board Chair
Board Meetings in 2024: Eight
Board Committee Meetings in 2024: Audit (9), Compensation (5), Executive (1), Investment & Finance (4), Nominating & Governance (4)
Corporate Governance Materials: Available online at investors.horacemann.com - Governance - Governance Documents
Board Communication: By mail to: Board of Directors, c/o Corporate Secretary, 1 Horace Mann Plaza, Springfield, Illinois 62715. By email to: hmecbofd@horacemann.com
Compensation Governance:
•Hedging transactions and pledging shares are prohibited for all Directors and Executive Officers
•Clawback provisions are applicable to all Executive Officers for both cash and equity awards
•Stock ownership requirements are applicable to all Directors and Executive Officers
•Stock option holding requirement post-exercise
Stakeholder Engagement
Horace Mann strives to maintain an open and productive dialogue with all stakeholders regarding executive compensation, board oversight, and other Corporate Social Responsibility topics. We regularly undertake formal stakeholder engagement surveys to update and refine our understanding of potentially relevant issues and their relative importance to our key stakeholders. In our 2024 survey, we selected an initial list of topics as a starting point for engagement based on our prior materiality survey topics, peer benchmarking, external sustainability ratings providers and reporting frameworks. We solicited input on these factors from eight different external and internal stakeholder groups to ensure a variety of voices both inside and outside of the business were included in the assessment. Engaged groups included our Board of Directors, senior leadership, employees, educators and customers, agents, investors, vendors, and community partners. This materiality assessment showed that stakeholders’ top priorities include: business ethics; data security and privacy; employee training, development and retention; and community relations.
In addition, we engaged with our stakeholders in multiple ways. We hold town hall meetings with agents, survey educators and conduct employee pulse surveys. Horace Mann’s management and investor relations team regularly discuss executive compensation, business strategy and performance, and other stakeholder interests with active investors during ongoing virtual or in-person interactions at conferences and other venues. During 2024, in addition to conversations with potential investors, we had on-going dialogue with existing, active investors representing nearly 60% of our outstanding shares. Investors generally react positively to updates on how Corporate Social Responsibility initiatives support the Company’s business strategy.
In advance of the 2025 Annual Meeting of Shareholders, Horace Mann’s investor relations team reached out to the Company’s top 25 active and passive Shareholders regarding the Company’s most recent Corporate Social Responsibility reporting. The outreach provides these Shareholders with the opportunity to indicate interest in speaking with management and to learn more about the Company’s stance on sustainability, social impact, corporate governance and overall shareholder value creation. Feedback to similar outreach in the past has been positive.
In addition, the Company undertook an extensive shareholder engagement process regarding compensation in fall 2024 which is discussed further in the Compensation Discussion and Analysis.

For more information on Horace Mann’s commitment to Corporate Social Responsibility, please visit csr.horacemann.com.

2025 Proxy Statement | Table of Contents

2025 Proxy Statement | General Information
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Wednesday, May 14, 2025. The Proxy Statement and Annual Report on Form 10-K (Proxy Materials) are available at proxyvote.com.
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (Board) of Horace Mann Educators Corporation (HMEC, the Company, Horace Mann, we or our) of proxies (that is, the authority to vote shares) from holders of the Company’s common stock, par value $.001 per share (Common Stock). The proxies will be voted at the Annual Meeting of Shareholders to be held on Wednesday, May 14, 2025 at 9:30 a.m. Central Daylight Saving Time via live webcast at www.virtualshareholdermeeting.com/HMN2025 and at any adjournment or postponement thereof (Annual Meeting).
The mailing address of the Company is 1 Horace Mann Plaza, Springfield, Illinois 62715-0001 (telephone number 217-789-2500). This Proxy Statement, Notice of Internet Availability of Proxy Materials and the proxy card are first being made available to Shareholders of the Company (Shareholders) on or about April 1, 2025.
The Board has fixed the close of business on March 17, 2025, as the record date (Record Date) for determining the Shareholders entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, an aggregate of 40,954,233 shares of Common Stock were issued and outstanding, each share entitling the holder thereof to one vote on each matter to be voted upon at the Annual Meeting. The presence, including by proxy, of the holders of a majority of the voting power of such issued and outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The Company, through bankers, brokers or other persons, also intends to make a solicitation of beneficial owners of Common Stock.
At the Annual Meeting, Shareholders will be asked to: (1) elect nine Directors named in the Proxy Statement to hold office for one-year terms continuing until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified; (2) approve the advisory resolution to approve Named Executive Officers’ (as defined on page 20 below) compensation; and (3) ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2025.
Shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.
Copies of the Annual Report on Form 10-K for the year ended Dec. 31, 2024 (Annual Report), including the Company’s audited consolidated financial statements, were made available to known Shareholders on or about February 28, 2025.
Statements included in this document that are not historical in nature, including statements regarding our environmental and other sustainability plans and goals, are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the Company's Annual Report for the year ended December 31, 2024 and the Company's past and future filings and reports filed with the Securities and Exchange Commission (SEC) for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements. Any standards of measurement and performance made in reference to our sustainability, social, governance and other Corporate Social Responsibility plans and goals are developing and based on assumptions, and no assurance can be given that any such plan, initiative, projection, goal, commitment, expectation, or prospect can or will be achieved. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.
Unless otherwise noted, the historical financial information contained in this document is before implementation of Financial Accounting Standards Board’s Accounting Standard Update 2018-12 Financial Services - Insurance: Targeted Improvements to the Accounting for Long-Duration Contracts (LDTI). Measures marked with * the first time they are presented within this document are not based on accounting principles generally accepted in the U.S. (non-GAAP). An explanation of these measures is contained in the Glossary of Selected Terms included as Exhibit 99.1 in our most recent Annual Report on Form 10-K filed with the SEC and are reconciled to the most directly comparable measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP) in the Appendix to the Company’s Fourth Quarter 2024 Investor Supplement.

Horace Mann Educators Corporation	2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 1

2025 Proxy Statement | Your Proxy Vote
How to Vote Before the Meeting
Shareholders of Record
1.Via Internet: Go to proxyvote.com to vote via the Internet. Follow the instructions on your Notice of Internet Availability of Proxy Materials (Notice) or proxy card and the website. If you vote via the Internet, you may incur Internet access charges.
2.By Telephone: If you received paper copies of the Proxy Materials, call the toll-free telephone number on the proxy card or the website to vote by telephone. You will need to follow the instructions and the voice prompts.
3.By Mail: Request, complete and return a paper proxy card, following the instructions on your Notice.
If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, you do not need to return your proxy card. Further, shares held in your name as the Shareholder of record or as beneficial owner may be voted electronically during the virtual Annual Meeting (www.virtualshareholdermeeting.com/HMN2025). To join the meeting, including to vote and ask questions, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your Proxy Materials. If you have previously voted your shares, you do not need to vote during the meeting.
Beneficial Owners
If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive a Notice or voting instruction form containing instructions from the holder of record that you must follow in order for your shares to be voted. If your Notice or voting instruction form indicates that you may vote those shares through the proxyvote.com website, then you may access, participate in, and vote at the Annual Meeting with the 16-digit control access code indicated on that Notice or voting instruction form. Otherwise, Shareholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting. Internet and/or telephone voting also will be offered to Shareholders owning shares through most banks and brokers.
Participants in the Company’s stock fund within the Horace Mann 401(k) Plan can direct the trustee to vote their shares via the Internet as directed in the Notice, by telephone as provided on the website or proxy card, or by signing and returning a proxy card.
Voting Rules
Solicitation and Revocation
Your proxy is being solicited by and on behalf of the Board. The persons named in the Form of Proxy have been designated as proxies by the Board. Such persons are Directors of the Company.
Shares of Common Stock represented at the Annual Meeting by a properly executed and returned proxy will be voted at the Annual Meeting in accordance with the instructions noted thereon, or if no instructions are noted, the proxy will be voted in favor of the proposals set forth in the Notice of Annual Meeting. A submitted proxy is revocable by a Shareholder at any time prior to it being voted, provided that such Shareholder gives written notice to the Corporate Secretary prior to the Annual Meeting that such Shareholder intends to vote during the meeting or by submitting a subsequently dated proxy. Participation in the Annual Meeting by a Shareholder who has given a proxy shall not in and of itself constitute a revocation of such proxy.

2 2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

Further solicitation may be made by officers and other employees of the Company personally, by telephone or otherwise, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of Common Stock. The costs of soliciting proxies will be borne by the Company. It is estimated these costs will be nominal.
Shareholder Approval
Shareholders are entitled to one vote per share of Common Stock on all matters submitted for consideration at the Annual Meeting. Under the Company’s Bylaws, the affirmative vote of a majority of the votes cast is required for the election of Directors, approval of the advisory resolution to approve Named Executive Officers’ compensation and the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025.
Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion, but are not permitted to vote on certain proposals and may elect not to vote on any of the proposals unless you provide voting instructions. If you do not provide voting instructions and the broker elects to vote your shares on some but not all matters, it will result in a “broker non-vote” for the matters on which the broker does not vote. Abstentions occur when you provide voting instructions but instruct the broker to abstain from voting on a particular matter instead of voting for or against the matter. Abstentions and broker non-votes will be considered as present for quorum purposes. Abstentions will have no effect on the outcome of the vote on the election of directors or on any of the other proposals. Broker non-votes will have no effect on the outcome of the vote on the election of directors or on any proposals other than the ratification of our auditors.
Other Matters
Other than the matters set forth below, the Board has not received any shareholder proposals by the deadline prescribed by the rules of the SEC, and otherwise knows of no other matters to be brought before the Annual Meeting. However, should any other matters properly come before the meeting, the persons named in the Form of Proxy will vote or refrain from voting thereon at their discretion.
We are holding a virtual meeting again this year. The virtual Annual Meeting format provides all Shareholders with the same access and ability to participate, regardless of their location.
The Annual Meeting will begin promptly at 9:30 a.m. Central Daylight Saving Time on May 14, 2025. Online check-in will begin approximately 15 minutes before the Annual Meeting. You are encouraged to access the Annual Meeting early and provide sufficient time for online check-in. Technical assistance will be available to assist with any difficulties encountered while accessing the Annual Meeting.
Shareholders may submit questions before and during the Annual Meeting at www.virtualshareholdermeeting.com/HMN2025. We will try to answer as many questions as possible during the time scheduled. Additional information regarding the question and answer process, including the types and number of questions permitted, the time allocated for the question and answer session, and how questions will be addressed and disclosed, will be available in the Annual Meeting Rules of Conduct, which will be posted at the virtual Annual Meeting website during the Annual Meeting.
In the event of a technical malfunction or other situation that the Board Chair determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of Shareholders to be held by means of remote communication under Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Annual Meeting, the Board Chair or Secretary will announce the adjournment and post information regarding the adjournment, and any plans to reconvene the meeting, on the Company’s website at investors.horacemann.com.

Horace Mann Educators Corporation	2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 3

2025 Proxy Statement | Proposals and Company Information
Proposal No. 1 - Election of Nine Directors
The Bylaws of the Company provide for the Company to have not less than five or more than 15 Directors. The following nine persons currently are serving as Directors of the Company (Directors): Thomas A. Bradley, Victor P. Fetter, Perry G. Hines, Mark E. Konen, Beverley J. McClure, H. Wade Reece, Aaliyah A. Samuel, EdD, Elaine A. Sarsynski and Marita Zuraitis. The terms of these Directors expire at the Annual Meeting.
Board Qualifications, Skills and Demographics
The Board of Directors believes it is necessary for each of the Directors to possess a variety of qualities and skills. The Nominating & Governance Committee conducts all necessary and appropriate inquiries into the background and qualifications of Board candidates, including the determination of their independence. In addition, the Nominating & Governance Committee has identified areas of expertise that it believes support the Company’s business strategy in the short- and long-term, enable the Board to exercise its oversight function and contribute to a well-rounded Board.
The Nominating & Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment includes consideration of experience, perspective, background and skill sets, as well as any candidate’s individual qualities in leadership, character judgment and ethical standards. The Nominating & Governance Committee believes that it is important that the Board be comprised of individuals with a variety of experience and perspectives, including expertise in fields relevant to the Company’s business, experience from different professions, and a range of tenures. The Nominating & Governance Committee assesses its effectiveness in this regard as part of the annual Board evaluation process.
The Nominating & Governance Committee will consider Director candidates recommended by Shareholders. Candidates may be submitted in writing to the Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001. There are no differences between the evaluation of candidates recommended by Shareholders and the evaluation of candidates recommended by members of the Nominating & Governance Committee.
The Nominating & Governance Committee does not have any specific, minimum qualifications that nominees must meet, but evaluates possible nominees to the Board on the basis of the factors it deems relevant, including those noted above.
The matrix below highlights certain key qualifications and experience of the Board Nominees. The fact that a nominee is not designated as having a particular attribute does not mean that the nominee does not possess that attribute or would not be able to make a meaningful contribution to the Board’s decision making or oversight in that area. Demographic information regarding our Board Nominees is also included in the matrix.

4 2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

	Bradley	Fetter	Hines	Konen	McClure	Reece	Samuel	Sarsynski	Zuraitis
Experience and Skills
Education Background			●			●	●
Niche Market Experience	●				●		●	●	●
Brand & Marketing			●	●	●	●	●	●	●
Insurance	●		●	●	●	●		●	●
Agency Management						●		●	●
Technology & Innovation		●		●				●	●
Public Company Board Experience	●		●		●	●		●	●
Financial Services	●	●	●	●	●	●		●	●
Customer Experience		●	●		●	●	●	●	●
Senior Leadership Experience	●	●	●	●	●	●	●	●	●
Finance & Accounting	●			●				●	●
Investments	●	●	●	●				●	●
Corporate Governance	●	●	●		●			●	●
Human Capital / Talent Management		●				●	●	●	●
HR / Executive Compensation							●	●	●
Demographics
Gender	Male	Male	Male	Male	Female	Male	Female	Female	Female
Age(1)	67	56	62	66	70	68	46	69	64
Ethnicity	Caucasian/White	Caucasian/White	African American/Black	Caucasian/White	Caucasian/White	Caucasian/White	African American/ Black and Hispanic	Caucasian/White	Caucasian/White
(1) As of March 15, 2025.

Horace Mann Educators Corporation	2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 5

Board Refreshment
The Board and Nominating & Governance Committee regularly consider the long-term makeup of the Board and how the members of the Board change over time. The Board and Nominating & Governance Committee understand the importance of Board refreshment and strive to balance the knowledge that comes from longer-term service on the Board with the new experience, ideas and energy that can come from adding directors to the Board. Directors who are 75 years of age or older may not stand for election in the absence of a specific finding by the Board that there are special circumstances to justify an exception, which supports Board refreshment.
Board Nominees
Upon the recommendation of the Nominating & Governance Committee, the Board nominated Mr.. Bradley, Mr. Fetter, Mr. Hines, Mr. Konen, Ms. McClure, Mr. Reece, Dr. Samuel, Ms. Sarsynski and Ms. Zuraitis (Board Nominees) to hold office as Directors.
The proxies solicited by and on behalf of the Board will be voted FOR the election of the Board Nominees unless you specify otherwise. The Company has no reason to believe that any of the foregoing Board Nominees is not available to serve or will not serve if elected, although in the unexpected event that any such Board Nominee should become unavailable to serve as a Director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be nominated, or the Board may reduce the size of the Board. Each Director will serve until the next Annual Meeting of Shareholders and until their respective successor is duly elected and qualified.
The following information, as of March 15, 2025, is provided with respect to each Board Nominee:

Independent Age: 67 Director Since: 2021 Committees: Audit (Chair) Executive	Thomas A. Bradley
Qualifications Mr. Bradley has an extensive finance and accounting background and is recognized as a financial expert. His knowledge in these areas assists the Board in its oversight responsibilities.

Background
Mr. Bradley is the former Executive Chairman and Chief Executive Officer of Argo Group International Holdings, Ltd., an international underwriter of specialty insurance and reinsurance products in the property and casualty market, a position he held until 2023. From 2018 to 2022, he served as a non-executive Director of Argo, and was non-executive Chairman of the Board from 2020 to 2022. He retired from Allied World Assurance Company Holdings, AG, an insurance holding company, in July 2018 as Executive Vice President and Chief Financial Officer, a position he had held since 2012. He previously served as the Executive Vice President and Chief Financial Officer for both Fair Isaac Corporation and the St. Paul Companies. Mr. Bradley also held senior financial and operational positions at Zurich Insurance Group, including Chief Financial Officer for North America and Chief Executive Officer of the Universal Underwriters Group.

6 2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

Independent Age: 56 Director Since: 2023 Committees: Audit	Victor P. Fetter
Qualifications Mr. Fetter’s extensive experience in digital transformation, cybersecurity and technology risk management brings a unique perspective and assists the Board with its oversight management.

Background
Mr. Fetter is the Global Chief Information Officer of Fortive, an industrial technology company, a position he has held since January 2020. He previously served as Chief Digital Officer at Vertiv, a critical infrastructure provider, from 2017 to 2019. Prior to that, he served as Chief Information Officer for LPL Financial and Dell’s online division. He is National Association of Corporate Directors (NACD) Directorship Certified and has completed the NACD Cyber-Risk Oversight Program.

Independent Age: 62 Director Since: 2018 Committees: Investment & Finance Nominating & Governance	Perry G. Hines
Qualifications Mr. Hines’ cross-sector expertise in general management, brand building and strategic marketing brings unique perspective and insight to the Board.

Background
Mr. Hines is a retired corporate marketing executive and is the President and CEO of The Hines Group, LLC, a firm he formed in 2006 specializing in marketing, communications and strategic planning. He has nearly three decades of cross-sector experience in general management, brand, communications and marketing with a specific focus on financial services. Mr. Hines previously served as Senior Vice President, Chief Marketing and Communications Officer for Irwin Mortgage Corporation, a position he held from 2002 to 2007, Senior Vice President, Chief Marketing and Sales Officer of Lincoln Reinsurance Corporation and its subsequent successor Swiss Reinsurance Corporation from 1998 to 2002 and Vice President of Marketing & Communications of Safeco from 1995 to 1998. He has held previous management and senior marketing roles with General Mills, Target, Pfizer and Canadian-based Imasco, Inc., where he stewarded well known household brands.

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Independent Age: 66 Director Since: 2019 Committees: Compensation (Chair) Audit Executive	Mark E. Konen
Qualifications Mr. Konen’s 35-year insurance career, extensive background and proven leadership in the life and retirement business provides the Board with a valuable perspective on these topics.

Background
Mr. Konen retired from Lincoln Financial Group, a financial services company, in February 2017 as President of the Insurance and Retirement Solutions division, a position he had held since 2008. He was responsible for all aspects of strategic leadership, product development, and client services, as well as profitability management of the individual life insurance, group protection and retirement plan services businesses. He oversaw Lincoln Financial Group’s individual life and annuity business as President, Individual Markets, from 2006 to 2008. Prior to its merger with Lincoln Financial Group in 2006, he served in various senior management positions with Jefferson Pilot Financial. Mr. Konen is currently a member of the Board of Directors of Lincoln Life & Annuity Company of New York.

Independent Age: 70 Director Since: 2013 Committees: Nominating & Governance (Chair) Compensation	Beverley J. McClure
Qualifications
Ms. McClure’s broad experience in the areas of service excellence, customer experience, culture creation, employee engagement and quality management provides the Board with a valuable perspective on these topics.

Background
Ms. McClure retired in 2007 after a 35-year career with United Services Automobile Association, a diversified financial services group, as Senior Vice President, Enterprise Operations. In 2007, she founded Fresh Perspectives LLC, an executive coaching and small business consulting firm, which was dissolved in 2019. Ms. McClure previously served as Senior Advisor of Endeavor Management, a consulting firm specializing in service culture creation, leadership coaching, business transformation, operational execution, and customer experience management, a position she held from 2010 to 2013. She holds the Chartered Life Underwriter and Fellow and Life Management Institute designations.

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Chairman of the Board Independent Age: 68 Director Since: 2016 Committees: Executive (Chair) Nominating & Governance Compensation	H. Wade Reece
Qualifications Mr. Reece’s in-depth knowledge of the insurance industry, leadership skills and broad experience with agency management provides the Board with industry insight and perspective.

Background
Mr. Reece retired in 2015 after a 37-year career with BB&T Corporation, a bank holding company, where he served as the Chairman of the Board and Chief Executive Officer of BB&T Insurance Services, Inc. and BB&T Insurance Holdings, Inc. Until his retirement in 2015, Mr. Reece served as Vice Chairman of the Foundation of Agency Management Excellence Board of Directors and a member of the Executive Committee of The Institutes (American Institute for Chartered Property Casualty Underwriters and Insurance Institute of America). He was also a Chairman of the Council of Insurance Agents & Brokers and Chairman of the Board of Trustees of The Institutes. Mr. Reece currently is a member of the Board of Directors of the North Carolina State University Foundation.

Independent Age: 46 Director Since: 2023 Committees: Investment & Finance	Aaliyah A. Samuel, EdD
Qualifications
Dr. Samuel’s extensive experience in public education and educational policy development provides the Board with valuable insight into the Company’s niche market and the challenges and opportunities within that market.

Background
Dr. Samuel is the President and Chief Executive Officer of CASEL, a nonpartisan, nonprofit organization dedicated to making evidence-based social and emotional learning an essential part of education for all students, a position she has held since January 2022. Prior to joining CASEL, she served as Deputy Assistant Secretary, of Local, State and National Engagement at the U.S. Department of Education, a position she held from February 2021 to December 2021. Prior to her role in the Department of Education, she was with NWEA, a research based not-for-profit that creates academic assessments, including service as Executive Vice President of Government Affairs & Partnerships and Vice President, Policy & Advocacy, from January 2019 to February 2021. She served as Director of Education at the National Governors Association from November 2015 to December 2018. Dr. Samuel currently serves as a Senior Fellow at the Center on the Developing Child at Harvard University, a research center to drive innovation in early childhood education practice and policy.

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Independent Age: 69 Director Since: 2021 Committees: Investment & Finance (Chair)	Elaine A. Sarsynski
Qualifications Ms. Sarsynski’s extensive knowledge in managing institutional investments and proven strategic leadership is a valuable asset to the Board.

Background
Ms. Sarsynski was Chairwoman, Chief Executive Officer and President of Mass Mutual International, an insurance company, until her retirement in 2017. She joined Mass Mutual Life Insurance Company in 2005 as Managing Director at Babson Capital Management LLC, a MassMutual subsidiary. She became Executive Vice President, Chief Administrative Officer, Chief Executive Officer and President of MassMutual International in 2006 and Executive Vice President, member of the Office of the Chief Executive Officer and President of MassMutual Retirement Services, as well as Chairwoman of MassMutual International, in 2008. Prior to joining Babson Capital, she served two elected terms as First Selectman for the town of Suffield, Connecticut. In 1998, she founded Sun Consulting Group LLC, offering consulting services to the real estate industry. Ms. Sarsynski previously spent 17 years at Aetna where she held multiple senior management positions overseeing segments of the company’s Investments Division and leading the Corporate Finance Department. She currently serves on the Board of Directors of Genworth Financial, Inc., TI Fluid Systems PLC and Horizon Technology Finance Corporation.

President and Chief Executive Officer Age: 64 Director Since: 2013 Committees: Executive Investment & Finance	Marita Zuraitis
Qualifications Ms. Zuraitis’s knowledge of and extensive background in the insurance industry contribute to Board discussion and understanding of issues impacting the Company.

Background
Ms. Zuraitis was appointed to her present position as President and Chief Executive Officer of the Company in September 2013 after joining the Company in May 2013 as President and Chief Executive Officer-Elect. Ms. Zuraitis came to Horace Mann from The Hanover Insurance Group where she was an Executive Vice President and a member of The Hanover’s Executive Leadership Team. From 2004 to 2013, she served as President, Property and Casualty Companies, of The Hanover Insurance Group. Prior to 2004, Ms. Zuraitis was with The St. Paul/Travelers Companies for six years, where she achieved the position of President and Chief Executive Officer, Commercial Lines. She also held a number of increasingly responsible underwriting and field management positions with United States Fidelity and Guaranty Company and Aetna Life and Casualty. She is past Chair of the Board of Trustees of The Institutes, the leading provider of risk management and property-casualty insurance education, whose offerings include the premier CPCU® designation, and a past member of the Board of Directors of LL Global, Inc., a trade association with operating divisions LIMRA and LOMA. She is also a member of the Board of Directors of Citizens Financial Group, Inc. Ms. Zuraitis has over 30 years of experience in the insurance industry.

All of the Board Nominees were elected Directors at the last Annual Meeting of Shareholders of the Company held on May 22, 2024. The Board recommends that Shareholders vote FOR the election of these nine nominees as Directors.

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Board of Directors and Committees
There were nine members on the Board as of March 15, 2025. The Board met eight times during 2024. No incumbent Director of the Company attended fewer than 90% of the Board meetings and the committee meetings to which they were appointed and served during 2024.
The Board Chair presides over all executive sessions of the Board, including executive sessions of non-employee Directors, and may be contacted as described in “Corporate Governance - Communications with Directors.” The members of the Board are expected to be present at the Annual Meeting. The following nine Directors serving on the Board at the time of last year’s Annual Meeting attended the meeting: Mr. Bradley, Mr. Fetter, Mr. Hines, Mr. Konen, Ms. McClure, Mr. Reece, Dr. Samuel, Ms. Sarsynski and Ms. Zuraitis.
Committees of the Board
The standing committees of the Board consist of the Executive Committee, Compensation Committee, Nominating & Governance Committee, Investment & Finance Committee and Audit Committee. Each standing committee is governed by a charter that defines its role and responsibilities which are available on the Company’s website at investors.horacemann.com under “Governance - Governance Documents.” A printed copy of these charters may be obtained by Shareholders upon written request addressed to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001. The Board may also form ad hoc committees from time to time.

Executive Committee
1 Meeting in 2024	Members H. Wade Reece (Chair) Thomas A. Bradley Mark E. Konen Marita Zuraitis	Independence Each member of the committee is independent, with the exception of Ms. Zuraitis.

Role and Responsibilities
•Exercises certain powers of the Board during intervals between meetings of the Board.
•As requested by the Chief Executive Officer, acts a sounding board for discussing strategic and operating issues between Board meetings.
•If circumstances should arise which affect the management of the Corporation, and it is not feasible to convene the entire Board of Directors, the Executive Committee shall and may exercise all powers and authority of the Board of Directors in the management of the business affairs of the Corporation between Board meetings.

Compensation Committee
5 Meetings in 2024	Members Mark E. Konen (Chair) Beverly J. McClure H. Wade Reece	Independence Each member of the committee is independent under the listing standards of the NYSE.

Role and Responsibilities
•Approves and recommends to the Board the compensation, salaries, bonuses and awards applicable to the Executive Officers and Directors of the Company.
•Oversees the process of Executive Officer leadership development and succession.
•Receives recommendations from management regarding compensation matters.
•The Compensation Committee may delegate authority to one or more subcommittees of Committee members, and may delegate authority regarding matters not involving Section 16 Officers or Board members to the Chief Executive Officer or other senior management to the extent permitted under applicable law and listing requirements.

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Nominating & Governance Committee
4 Meetings in 2024	Members Beverly J. McClure (Chair) Perry G. Hines H. Wade Reece	Independence Each member of the committee is independent.

Role and Responsibilities
•Oversees the Board succession planning process and recommends Director candidates to the Board of Directors. Establishes criteria for the selection of new directors to serve on the Board and conducts appropriate inquiries into the backgrounds and qualifications of possible candidates.
•Oversees evaluation at least annually of the Board of Directors and in connection therein reports to the Board its assessment of the Board’s performance of its duties and responsibilities.
•Develops and recommends to the Board a set of corporate governance principles, equity compensation award policies, insider trading policies, and other corporate governance policies.
•Reviews annually with the Board a report prepared by the Board’s outside counsel regarding Director fiduciary duties.
•Evaluates and oversees risks related to environmental and social factors and the Company’s environmental and social goals, including the Company’s human rights statement, diversity and inclusion efforts, environmental statement, climate risks and opportunities identification, and employee health and safety procedures.

Investment & Finance Committee
4 Meetings in 2024	Members Elaine A. Sarsynski (Chair) Perry G. Hines Aaliyah A. Samuel, EdD Marita Zuraitis	Independence Each member of the committee is independent, with the exception of Ms. Zuraitis.

Role and Responsibilities
•Approves investment strategies.
•Establishes investment guidelines.
•Monitors the performance of investments made on behalf of the Company to provide assurance that Corporate investment goals are being met.
•Manages the Corporation’s capital structure to assure that the Company is taking advantage of available actions to maximize shareholder value.
•Oversees key enterprise risks related to the investment strategies and capital structure of the Company, including without limitation, the issuance and repurchase of equity securities and the incurrence, refinancing and repayment of indebtedness.

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Audit Committee
9 Meetings in 2024	Members Thomas A. Bradley (Chair) Victor P. Fetter Mark E. Konen	Independence Each member of the committee is independent under the listing standards of the NYSE and financially literate.	Audit Committee Financial Expert Mr. Bradley meets the requirements as defined by SEC rules.

Role and Responsibilities
•Oversees the accounting and financial reporting process.
•Oversees audits of the Company’s financial statements, ethical standards policies and compliance with the Code of Conduct and internal operating controls of the Company, including those related to data privacy and data security.
•Meets with both the Company’s management and the Company’s independent registered public accounting firm.
•Generally discusses the type of information to be disclosed in earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.
•Prepares the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement and such other reports as may be required.
•Reviews major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors, or management.
•Oversees the risks related to the use of Artificial Intelligence technologies, including, but not limited to, the potential impact on financial reporting, cybersecurity, data privacy, fraud detection, and regulatory compliance.

Considering the importance of technology advancement, the Board has established a formal Technology Liaison role to focus on cybersecurity and technology matters, including the use of artificial intelligence, which we believe are important to Horace Mann’s ongoing success. The Technology Liaison is a Board member that has experience and expertise with respect to cybersecurity and technology. Fundamentally, the Technology Liaison’s role is to support effective Board oversight on cybersecurity and technology issues in light of the increasing costs and risks associated with technology investment and cybersecurity. Victor Fetter currently serves as the Board’s designated Technology Liaison.
Director Compensation
The Compensation Committee (Committee) reviews compensation to be paid to the Company’s non-employee Directors. The Committee retained Compensation Advisory Partners LLC (CAP) as independent compensation consultants to provide information and advice to the Committee regarding non-employee Director compensation. CAP analyzes each element of director compensation for the same peer group of companies that is used to evaluate executive compensation. See “Compensation levels should be market competitive” in the Compensation Discussion & Analysis for a list of these peer companies. CAP also considers non-employee Director compensation in the insurance industry and the broader general industry, as appropriate. The Committee reviews CAP’s report of competitive Director compensation and determines whether to recommend to the Board a change in the Company’s non-employee Director compensation. If such a change is recommended by the Committee, the full Board would then determine whether to ratify the change. The Committee’s current practice is to review non-employee Director compensation every other year. In 2024, the Compensation Committee recommended, and the Board approved, an increase in the Board annual retainers, and an increase in the annual award of Restricted Stock Units, as reflected in the table below.

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The compensation program for non-employee Directors is shown in the following table:

Compensation Element	Non-Employee Director Compensation(1)
Board Chair Annual Retainer	$210,000
Board Member Annual Retainer (other than Board Chair)	$85,000
Committee Chair Annual Retainer	$30,000 Audit Committee $20,000 all other Committees(2)
Technology Liaison Annual Retainer	$15,000
Share-based Compensation
Fair value on the date of the respective awards is used to determine the number of Restricted Stock Units (RSUs) awarded.
An annual award of $130,000 in RSUs following the Annual Shareholder Meeting. $130,000 in RSUs if joining the Board within six months after the prior Annual Shareholder Meeting, $65,000 in RSUs if joining more than six months after the prior Annual Shareholder Meeting but before the next Annual Shareholder Meeting.
All awards have a 1-year vesting period.

Basic Group Term Life Insurance	Premium for $10,000 face amount
Business Travel Accident Insurance	Premium for $100,000 coverage
(1) Annual retainer fees are paid following the Annual Shareholder Meeting each year. The annual retainer fees are prorated to the extent that a non-employee Director joins the Board after the Annual Shareholder Meeting. Non-employee Directors may elect to defer cash compensation into RSUs.
(2) The Executive Committee Chair is not paid an Annual Retainer.
Non-employee Directors are required to hold shares of HMEC Common Stock with a market value equal to five times their annual cash retainer.
Until non-employee Directors meet this ownership requirement, they must retain all RSUs granted as share-based compensation (net of taxes). As of December 31, 2024, all non-employee Directors have met the guidelines with the exception of the following individuals: Mr. Fetter, Dr. Samuel and Ms. Sarsynski. They have five years to meet this requirement and all are on track to do so. Employee Directors do not receive compensation for serving on the Board and are subject to separate stock ownership guidelines. See Stock Ownership & Holding Requirements under Compensation Discussion and Analysis.

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The following table sets forth information regarding compensation earned by, or paid to, the non-employee Directors during 2024:

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Thomas A. Bradley	115,000	130,000	200	245,200
Victor P. Fetter	100,000	130,000	46	230,046
Perry G. Hines	85,000	130,000	46	215,046
Mark E. Konen	105,000	130,000	46	235,046
Beverley J. McClure	105,000	130,000	200	235,200
H. Wade Reece	210,000	130,000	200	340,200
Aaliyah A. Samuel, EdD	85,000	130,000	46	215,046
Elaine A. Sarsynski	105,000	130,000	200	235,200
(1) Represents fees deferred in 2024 pursuant to the HMEC 2010 Comprehensive Executive Compensation Plan, as well as $130,000 in RSUs (awarded May 22, 2024). As of December 31,2024, each Director had 3,917 unvested RSUs.
(2) Represents insurance premiums provided by the Company for group term life insurance and business travel accident insurance for each Director. The group term life insurance premiums are age-banded and this is reflected in the lower premiums for Mr. Fetter, Mr. Hines, Mr. Konen and Dr. Samuel.
Corporate Governance
Director Independence
The Company’s Corporate Governance Principles require that the Board consist of a majority of directors who meet the criteria for independence required by the listing standards of the NYSE. Based on the independence requirements of the NYSE and after reviewing any relationships between the Board Nominees and the Company or its management (either directly or indirectly, including as a partner, Shareholder or officer of an organization that has a relationship with the Company or its management) that could impair, or appear to impair, the Director’s ability to make independent judgments, the Board determined that none of its non-employee Board Nominees have a material relationship with the Company, and therefore all of these Directors are independent. These independence determinations are analyzed at least annually in both fact and appearance to promote arms-length oversight. The current non-employee Board Nominees are Mr. Bradley, Mr. Fetter, Mr. Hines, Mr. Konen, Ms. McClure, Mr. Reece, Dr. Samuel and Ms. Sarsynski.
Board Leadership Structure
Our Board’s leadership structure may change over time to reflect the Company’s evolving needs, strategy, and operating environment as well as changes to our Board’s composition and leadership needs. Other factors, including the perspective of shareholders and other stakeholders, will also influence the Company’s leadership structure. The Board is committed to strong, independent Board leadership and believes that objective oversight of management is a critical aspect of effective corporate governance.

The Board has a separate Board Chair and Chief Executive Officer; the position of Board Chair is held by an independent Director. The Board of Directors believes that having an independent Director serve as Board Chair is in the best interest of the Company at this time, as this structure provides a greater role for the independent Directors in the oversight of the Company. As described in the Company’s Corporate Governance Principles, in the future, the Board could deem it to be in the best interests of the Company and its shareholders to permit one individual to hold both positions. If the same person holds the Board Chair and Chief Executive Officer role or if the Board Chair is not independent, the independent directors of the Board will designate one of the independent directors to serve as the independent Lead Director.

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The Board continues to believe it is important to retain flexibility to determine whether the role of Board Chair and Chief Executive Officer should be separate or combined roles, based upon the Board’s assessment of the Company’s needs. The Board recognizes that no single leadership model is right for all companies and at all times and will continue to evaluate whether to split or combine the Board Chair and Chief Executive Officer roles to ensure the Company’s leadership structure is optimized to serve the best interest of the Company and our shareholders.
Board Evaluation
The Nominating & Governance Committee is responsible for overseeing the annual evaluation process designed to measure and improve board and director effectiveness. Each Director annually completes a self-assessment questionnaire. An external law firm compiles the responses and provides a written summary of the data to the Chair of the Nominating & Governance Committee.
The self-assessment questionnaire is used by the Board to assess Board and Director effectiveness and identify opportunities for improvement. The self-assessment contains both quantitative ratings and subjective comments, and covers the following general topics: board information, board meetings, board oversight, and board effectiveness. The Directors are also encouraged to provide peer feedback, which is shared with the Directors to support their ongoing professional development.
In addition, the Company’s executive management team provides feedback to the Board regarding board effectiveness and opportunities for improvement by completing a management assessment questionnaire. The General Counsel oversees this assessment and provides a report to the Chair of the Nominating & Governance Committee. The Nominating & Governance Committee reviews both assessment questionnaires with all Directors.
Board’s Role in Risk Oversight
The Board of Directors retains responsibility for overseeing the processes that management has established for assessing and managing risk to ensure risks are considered on an enterprise-wide basis, although the Board has given direct oversight of certain categories of risk to designated Board committees. In performing their oversight responsibilities, the Board and relevant committees regularly discuss with management the Company’s policies related to risk assessment and risk management. The committees report to the Board regularly on matters relating to the specific areas of risk the committees oversee.
The Chief Risk Officer (CRO), in conjunction with the internal Enterprise Risk Management (ERM) Committee, is responsible for working with the business leaders in their efforts to actively monitor and manage their key risks. The CRO is also responsible for identifying and monitoring key corporate level risks that encompass more than one business/division and is a member of the Company’s Disclosure Committee. The CRO also chairs the ERM Committee. The ERM Committee is composed of certain members of senior management, including the President and Chief Executive Officer; Chief Financial Officer; Chief Operating Officer; Chief Human Resources Officer; General Counsel and Chief Compliance Officer; Chief Information Officer; and key operating executives from across the business. The Chief Compliance Officer reports directly to the CEO. Throughout the year, the Board and the relevant Board committees receive regular reports from the ERM Committee and its chairman regarding major risks and exposures facing the Company and the steps management has taken to monitor and control such risks and exposures. In addition, throughout the year, the Board and the relevant Board Committees dedicate a portion of their meetings to review and discuss specific risk topics in greater detail. Management also engages the Board in special meetings to keep them informed of emerging situations when required.
Also, in light of ongoing threats to corporate cybersecurity, the Audit Committee receives quarterly reports from the Chief Information Security Officer (CISO) of the Company regarding cybersecurity risks and the steps management has taken to monitor and control such risks. The Audit Committee receives regular reports on the Company’s risk management program, including regular reports from the CISO on the state of the Company’s cybersecurity risk management program and updates on cybersecurity matters.
Corporate Social Responsibility Oversight
The Horace Mann Board of Directors oversees the Company’s Corporate Social Responsibility strategy and priorities, with various committees responsible for different aspects of the program:
•Nominating & Governance Committee provides general oversight, as well as direction on governance, environmental risks and goals, and social risks and goals.

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•Investment & Finance Committee oversees responsible investing strategy.
•Compensation Committee provides oversight and direction on human capital management strategy.
•Audit Committee oversees the Enterprise Risk Management function, including cybersecurity, as well as ethics issues and policies, such as the Code of Conduct.
Through its committees, Horace Mann’s Board of Directors evaluates and oversees the Company’s overall Corporate Social Responsibility reporting as well as development of vital policies and programs needed to achieve short and long-term objectives. These policies and programs include, but are not limited to, the Company’s:
•Emphasis on human capital development, including inclusion initiatives and executive officer leadership development and succession, which encompasses the identification of high-potential employees and candidates to strengthen the talent pipeline;
•Statements of broad corporate policy related to human rights, employee health and safety, environment and climate change, and Sustainable Investment Policy;
•Independent audits of information security policies and systems (a minimum of biennially) supported by implementation of data protection standards and employee trainings on cybersecurity risks and procedures; and
•Reporting our Corporate Social Responsibility progress in-line with Task Force on Climate-related Financial Disclosures (TCFD), Global Reporting Initiative (GRI), Sustainable Accounting Standards Board (SASB) and CDP Climate Change Questionnaire models.
Horace Mann’s General Counsel is the strategic lead for our Corporate Social Responsibility program and briefs the Board quarterly on the Company’s initiatives and progress. Additionally, management at least annually prepares and presents an update to responsible Committees on its corporate social responsibility policies and programs, including a discussion of targets, risks and objectives.
For more information, view Horace Mann’s Corporate Social Responsibility reporting, which can be found at csr.horacemann.com.
Code of Conduct and Corporate Governance Principles
The Company has adopted a Code of Conduct and Ethics (Code of Conduct), applicable to all employees, including the Chief Executive Officer, Chief Financial Officer, Controller and Directors (in their capacity as Directors of the Company) and all suppliers. All employees, including part-time employees, are required to complete annual ethics standards training, and new hires are provided ethnical standards training as part of the onboarding process. Directors must complete a verification statement annually.
The Audit Committee reviews the Code of Conduct annually and has compliance oversight. The Company has also adopted Corporate Governance Principles. The Code of Conduct and Principles are available on the Company’s website at investors.horacemann.com, under “Governance - Governance Documents.” Printed copies may be obtained by Shareholders upon written request, addressed to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001.
Director Education and Time Commitment
A training schedule is developed, with input from the Directors, which covers a broad range of topics to enhance and strengthen the skills, knowledge and competencies of Directors. Examples of such topics include cybersecurity, crisis management, regulatory developments, corporate governance and industry trends. The program encompasses presentations from internal and external speakers as well as site visits and regular meetings with management. Each Director is required to participate in at least one education program every two years and may choose to participate in up to two education programs in a two-year period at the Company’s expense. These training programs satisfy the Director’s educational requirements and, thus, all Directors are in compliance. Directors are also encouraged to avail themselves of educational programs offered through recognized independent providers.

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Directors also must have a willingness and ability to devote the time and effort required to serve effectively on the Board, including preparation for and attendance at Board and committee meetings. Directors should advise the Board Chair and the Chair of the Nominating & Governance Committee in advance of accepting an invitation to serve on another public company board.
Communications with Directors
The Company has established various processes to facilitate communications by Shareholders and other interested parties with the Board. Communications to non-employee Directors as a group or to the Board Chair or to an individual Director may be submitted via regular mail addressed to the Board of Directors, c/o the Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001. Additionally, communications may be emailed to the Board of Directors, c/o the Corporate Secretary at hmecbofd@horacemann.com.

The Company and Board of Directors have not established a formal process for determining whether all shareholder communication received by the Corporate Secretary will be forwarded to Directors. The Board welcomes shareholder communication and has instructed the Corporate Secretary to use reasonable criteria to determine whether correspondence should be forwarded. The Board believes that correspondence has been and will continue to be forwarded appropriately. However, exceptions may occur, and the Board does not intend to provide management with instructions that limit its ability to make reasonable business decisions. Examples of exceptions would be routine items such as requests for publicly available information that can be provided by company associates; vendor solicitations that appear to be mass-directed to board members of a number of companies; or correspondence that raises issues related to specific company transactions (insurance policies or claims) where there may be privacy concerns or other issues.
Compensation Committee Interlocks and Insider Participation
There are no Compensation Committee interlocks between the Company and other entities involving the Company’s Executive Officers and Directors who serve as executive officers or directors of such other entities. During 2024, no member of the Compensation Committee was a current or former officer or employee of the Company.
Review, Approval or Ratification of Transactions with Related Persons
The Board reviews any potential conflicts of interest between its Directors, Executive Officers, and holders of more than 5% of the Common Stock and is responsible for reviewing and approving all related party transactions. The Board has adopted a written policy for the review, approval, or ratification of transactions with related persons. Under the policy, the Audit Committee reviews transactions in which the Company is a participant, the amount involved exceeds $120,000, and a related person has or will have a direct or indirect material interest. The Audit Committee considers all relevant facts and circumstances and approves only those transactions that are in, or not inconsistent with, the best interest of the Company and its Shareholders.
The Related Person Transactions Policy is available on the Company’s website at investors.horacemann.com under “Governance - Governance Documents.”
Related Person Transactions
BlackRock, Inc. (BlackRock), which owns beneficially more than 5% of the issued and outstanding shares of our Common Stock, provides investment risk management services to the Company and has done so for more than 10 years. In 2024, the Company paid approximately $375,634 in fees to BlackRock in connection with the Company’s use of a widely used analytical software owned by BlackRock. In addition, the Company is invested in three funds managed by BlackRock Capital Investment Advisors, LLC with total commitments of $60 million. The investments are not material to BlackRock.
Other than the relationships described above, the Company does not have any contracts or other transactions with related parties that are required to be reported under the applicable securities laws and regulations.

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Executive Officers
The following provides biographical information, as of March 15, 2025, with respect to the Executive Officers of the Company and its subsidiaries who are not Directors of the Company (Marita Zuraitis, President and Chief Executive Officer, is a Director and is discussed under Board Nominees). Executive Officers are elected annually by the Board of Directors.
Ryan E. Greenier, 43
Executive Vice President and Chief Financial Officer
Mr. Greenier was appointed to his current position, Executive Vice President and Chief Financial Officer, effective October 1, 2024. He previously served as Deputy CFO beginning in January 2023 and was appointed Chief Investment Officer in 2021. He joined the Company in 2012 as Vice President, Investor Relations and was named Vice President, Corporate Finance in 2018 and Senior Vice President in 2019. Prior to joining the Company, he was with The Hartford from 2008 to 2012, where he held positions in investments and investor relations. Mr. Greenier began his career in public accounting at Deloitte & Touche and is a certified public accountant. He has over 20 years of experience in the insurance industry.
Bret A. Conklin, 61
Executive Vice President, Finance Transformation
In September of 2024, Mr. Conklin announced his intention to retire later in 2025 and transitioned to the role of Executive Vice President, Finance Transformation effective October 1, 2024. Prior to that, he served as Chief Financial Officer of the Company, a position he held since April 2017. He joined the Company as Senior Vice President and Controller in January 2002. Previously, Mr. Conklin served as Vice President of Kemper Insurance from 2000 to 2002, where he was responsible for all corporate financial reporting and accounting operations. Before that, he was Vice President and Controller of the Company from 1998 through 2000, and Vice President and Controller of Pekin Insurance from 1992 through 1998. He has seven years of public accounting experience with KPMG Peat Marwick from 1985 to 1992, specializing in its insurance industry practice. Mr. Conklin has over 35 years of experience in the insurance industry.
Stephen J. McAnena, 53
Executive Vice President and Chief Operating Officer
Mr. McAnena joined the Company as Executive Vice President and Chief Operating Officer in May 2023. Prior to joining the Company, he held senior positions at Farmers Insurance, a finance and insurance company, including President, Personal Lines from February 2022 to April 2023, and President, Distribution, Life and Financial Services from July 2019 to February 2022. He was with Liberty Mutual Group, a diversified global insurer, from 1993 to 2018 where he most recently served as President, Business Insurance. In these roles, he helped drive sustained, profitable growth through multiple distribution outlets with a strong passion for people development. Mr. McAnena has over 30 years of experience in the insurance and financial services industry.
Matthew P. Sharpe, 63
Executive Vice President, Supplemental & Group Benefits and Corporate Strategy
(Retired effective March 15, 2025)
Mr. Sharpe was appointed to his present position as Executive Vice President, Corporate Strategy on July 1, 2024. Prior to that he served as Executive Vice President, Supplemental & Group Benefits and Corporate Strategy from November 2021 to June 2024. Previously, he served as Executive Vice President, Distribution and Business Strategy from November 2019 to November 2021. He took on the Business Strategy role in November 2017 after modernizing our Life & Retirement suite and infrastructure as Executive Vice President, Life & Retirement, a position he held since joining the Company in January 2012. Prior to joining the Company, Mr. Sharpe was with Genworth Financial, Inc. from 1999 to 2011, where he most recently served as Senior Vice President. During his tenure at Genworth, he gained an extensive annuity and life background while leading a variety of successful growth, product development, strategic, marketing and sales initiatives. Mr. Sharpe has over 35 years of experience in the insurance and financial services industry.

Horace Mann Educators Corporation	2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 19

Donald M. Carley, 57
Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer
Mr. Carley has served as Executive Vice President since November 2019. He joined the Company in January 2016 as General Counsel and assumed the additional roles of Corporate Secretary and Chief Compliance Officer in May 2016. He was promoted to Senior Vice President in November 2016. Before joining the Company, Mr. Carley was Associate General Counsel at State Farm Mutual Automobile Insurance Company from 2008 to 2015. Prior to that, he spent a decade in private practice at Sonnenschein Nath & Rosenthal LLP (now Dentons US LLP), where he was most recently a partner. Mr. Carley has over 30 years of experience in private practice and corporate roles, specializing in corporate governance, mergers and acquisitions, complex commercial transactions and litigation, government affairs and regulatory matters, as well as claims and operational issues.
Stephanie A. Fulks, 55
Senior Vice President and Chief Information Officer
Ms. Fulks was appointed to her present position as Chief Information Officer in May 2021. She was appointed Senior Vice President in November 2019 and served as Chief Solutions Delivery Officer from June 2017 to November 2019. She joined the Company as Vice President in June 2014. Prior to joining the Company, Ms. Fulks was with American International Group from 1993 to 2014 where she most recently served as Vice President, Information Technology. Ms. Fulks has over 30 years of experience in the insurance and financial services industry.
Jennifer E. Thayer, 49
Senior Vice President and Chief Human Resources Officer
Ms. Thayer was appointed to her present position of Chief Human Resources Officer in March 2020 and was appointed Senior Vice President in October 2020. She joined the Company as Vice President, Executive Compensation and Benefits in October 2017. Prior to joining the Company, she was with COUNTRY Financial, a multiline mutual insurance carrier, from 1998 to 2017 where she most recently served as Director, Total Rewards. During her tenure at COUNTRY Financial, she held various positions of increasing responsibility in both Finance and Human Resources. Ms. Thayer has over 25 years of experience in the insurance and financial services industry.

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Proposal No. 2 - Advisory Resolution to Approve Named Executive Officers’ Compensation
The Board is asking Shareholders to approve an advisory resolution to approve the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the other three highest compensated Executive Officers employed at the end of 2024 (collectively the Named Executive Officers or NEOs) as reported in this Proxy Statement. The Compensation Committee has structured our NEOs’ compensation program as described below under Compensation Discussion and Analysis.
The Board recommends that Shareholders read the Compensation Discussion and Analysis (CD&A) included in this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative included within the CD&A, which provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in achieving our goals.
In accordance with Section 14(a) of the Securities Exchange Act, and as a matter of good corporate governance, the Board is asking Shareholders to approve the following advisory resolution at the 2025 Annual Meeting:
RESOLVED, that the Shareholders of Horace Mann Educators Corporation (Company) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2025 Annual Meeting of Shareholders.
This advisory resolution, commonly referred to as a “Say on Pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding the NEOs’ compensation program.
The Board has adopted a policy providing for an annual advisory vote to approve NEOs’ compensation. Unless the Board modifies its policy on the frequency of holding such advisory votes, it is expected the next advisory vote will occur at the Company’s 2026 Annual Meeting of Shareholders.
The Board recommends that Shareholders vote FOR the approval of the advisory resolution to approve Named Executive Officers’ compensation.

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Compensation Discussion and Analysis
In this section, we describe the material components of our executive compensation program for our Named Executive Officers (NEO), whose compensation is displayed in the 2024 Summary Compensation Table and the other compensation tables contained in this Proxy Statement. We also provide an overview of our executive compensation philosophy, and we explain how and why the Compensation Committee of our Board (Committee) arrives at specific compensation policies and decisions.
Our 2024 NEOs are our Chief Executive Officer (CEO), Chief Financial Officer (CFO) and the three other most highly compensated Executive Officers employed at the end of 2024:
•Marita Zuraitis, President and CEO;
•Ryan E. Greenier, Executive Vice President and CFO*;
•Bret A. Conklin, Executive Vice President, Finance Transformation;
•Stephen J. McAnena, Executive Vice President and Chief Operating Officer;
•Matthew P. Sharpe, Executive Vice President, Corporate Strategy; and
•Donald M. Carley, Executive Vice President, General Counsel and Corporate Secretary
*Mr. Greenier was appointed Executive Vice President and CFO, effective October 1, 2024, succeeding Mr. Conklin who plans to retire in 2025.
Executive Summary
This summary highlights information from this Compensation Discussion and Analysis section and may not contain all the information that is necessary to gain a full understanding of our policies and decisions. Please read the entire Compensation Discussion and Analysis section and compensation tables for a more complete understanding of our compensation program.
Our Business
Horace Mann is an individual and group insurance and financial services business with approximately $14.5 billion of assets and approximately $1.6 billion in total revenue as of December 31, 2024. Founded by Educators for Educators®, the Company offers products and services primarily to K-12 teachers, administrators, and other who serve their communities in the United States. We offer auto, property and life insurance, as well as retirement solutions. We provide a comprehensive suite of employer- and employee-paid benefits, such as group life, disability and specialty health insurance, as well as supplemental products.
2024 Business Highlights
Horace Mann reported full-year net income of $102.8 million, or $2.48 per share, primarily reflecting improved underlying auto and property loss ratios* and favorable prior years’ reserve development, and core earnings* of $132.1 million, or $3.18 per share. Fourth-quarter net income was $0.92 per share, with record core earnings of $1.62 per share. The results demonstrated the benefit of the company’s diversified business strategy and efforts to cement Horace Mann’s position as the leading multiline provider of financial solutions for both school districts and individual educators as well as others who serve their communities, including: Property & Casualty segment profitability restoration, stable contributions from the Life & Retirement and Supplemental & Group Benefits segments, and strong sales growth across all segments.
Property & Casualty: Full-year net income of $49.1 million, a nearly $85.0 million improvement over the prior year, reflected improved underlying results, favorable prior years’ reserve development, and higher net investment income on fixed maturity investments. The segment reported fourth-quarter net income of $36.5 million. The segment full-year combined ratio of 97.9% improved 15.4 points over prior year. Net written premiums increased 13.9% over the prior year primarily on higher average premiums. Net investment income for the segment was up by 21.4% for the full year.

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Life & Retirement: Net income of $56.3 million reflected lower net interest margins due to higher interest credited and a slight decrease in net investment income due to lower returns in the commercial mortgage loan funds. Segment net investment income decreased 1.7% for the full year. Life annualized sales of $10.4 million were an 11.8% increase over prior year.
Supplemental & Group Benefits: Net income of $60.4 million, was a 10.0% increase over the prior year, reflecting favorable profit margins and strong Individual Supplemental sales. Individual Supplemental sales increased 12.6% over the prior year, with record fourth-quarter sales of $5.5 million. Segment net investment income decreased 2.1% for the full year due to lower returns on the commercial mortgage loan funds.
To determine annual compensation incentive awards, we make adjustments to core earnings* for items that are highly volatile or outside the control of management. On that basis, AIP adjusted core earnings would have increased to $141.4 million, reflecting 2024 adjustments for:
•Property & Casualty catastrophe losses above plan; and
•Annuity market risk benefit adjustment different than plan.
The Committee does not make adjustments for these items in long-term incentives, as management should be held accountable for these outcomes, and has more ability to manage through one-time items over a longer period of time.
Adjusted book value per share* (excludes net unrealized investment gains (losses) on fixed maturity securities and net reserve remeasurements attributable to discount rates) increased 3.4% over the prior year. Total Shareholder Return (TSR) significantly improved to 24.1% in 2024 as rate and non-rate underwriting actions taken since 2022 in Property & Casualty to restore segment profitability resulted in strong underlying results.
Driving long-term shareholder value creation remains a priority for the Company. In 2025, the Board approved a shareholder dividend increase for the 17th consecutive year. The Company returned $55.6 million to shareholders in 2024 through dividends. During the year, the Company repurchased 256,159 shares at a total cost of $8.5 million. Since 2011, repurchases have totaled $124 million. There is $26 million remaining on the buyback authorization as of year-end 2024.
Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in HMEC’s 2024 Annual Report on Form 10-K for a more detailed description of these financial results.
(1) 2022 recast for the adoption of LDTI.

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2024 Executive Compensation Highlights
These elements of the executive compensation program are described more fully below.
•The Company undertook an extensive shareholder engagement process regarding compensation in fall 2024
•Pay mix comprised of base salary, cash annual incentives under the Annual Incentive Plan (AIP), and equity-based long-term incentives under the Long-term Incentive Plan (LTIP)
•85% of the CEO’s target compensation and in aggregate over 61% of all other NEOs’ target compensation linked to performance-based or service-vested incentives
•Balanced performance measures designed with a focus on shareholder return, both absolute and relative, and incenting operating growth while managing risk; Return on equity is included as a key metric to align responsible stewardship of capital with shareholder value creation over time
•Performance incentives tied to multiple overlapping performance periods
•All incentives are capped
•Annual cash incentives tied to company performance measures
•Long-term incentives entirely equity-based and dividends are only paid if underlying shares actually vest:
–50% Performance-based RSUs vest following a 3-year period, based on 100% relative measures (TSR and operating return on equity), which was increased to 60% for 2025
–30% Service-vested stock options with a 4-year vesting period, which was decreased to 20% in 2025. We also prohibit repricing or exchanging underwater options absent shareholder approval
–20% Service-vested RSUs with a 3-year vesting period
•2024 results reflected the multiyear effort to restore the P&C operations to profitability; 2024 P&C earnings improved 238% to $49.1M versus a loss of $35.5M in the prior year. This large improvement in profitability was a significant factor in the annual incentive pay out of 160.2% and reflects the direct alignment with goals within our executive compensation program and our overall strategy
•Our rigorous goal setting and incentive plan design hold our executives accountable for performance; while 2024 performance was strong, we are still making strides toward sustained strong performance; 2022-2024 performance-based RSUs paid out at 70.2%, which is based entirely on relative performance
•Stock ownership guidelines for NEOs:
–Twelve-month post-exercise holding requirement for stock options
–Minimum 12-month vesting for all equity awards
•Clawback policy applicable to both cash and equity awards which complies with regulatory guidance
•Executive change in control plan excludes “tax gross-up” provision and includes a “double trigger” provision
•Prohibit hedging and pledging
•Limited perks and executive benefits

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Pay Governance
Oversight
The Committee oversees our executive compensation program. The current members of the Committee are Mr. Konen, Ms. McClure, and Mr. Reece. Mr. Konen serves as the Committee Chair. Consistent with the listing standards of the NYSE, the Committee is composed entirely of independent Directors.
The Committee retained Compensation Advisory Partners LLC (CAP) as independent compensation consultants. CAP provides information and advice on the competitive market for executive talent, evolving market practices in our industry and the general employment market, regulatory and other external developments, and our executive compensation philosophy and incentive program design. In this way, CAP assists the Committee with ongoing education. Also, Committee members comply with Directors’ education requirements to help ensure each remains up to date on current issues relevant to the Company and its business.
The CAP consultants report directly to the Committee, attend the Committee meetings and portions of executive sessions of the Committee at the Chair’s request. CAP serves at the pleasure of the Committee, and performs no services for management outside the purview of the Committee. CAP works with management to obtain necessary data and perspectives on the Company’s strategic objectives, business environment, corporate culture, performance, and other relevant factors. This information is used by CAP to formulate its recommendations related to competitive compensation performance targets and overall design. CAP’s findings and recommendations are reported directly to the Committee. The services provided by CAP during 2024 are described in more detail throughout this analysis. Pursuant to regulatory requirements, the Committee assessed CAP’s independence (along with that of its other direct and indirect consultants and advisors) in 2024 and concluded that CAP is independent and their work did not raise any conflict of interest. In addition, the Committee has the authority to hire other experts and advisors as it deems necessary and on occasion requests outside counsel attend meetings.
Management also supports the Committee by providing analysis and recommendations. When setting levels of executive compensation, the Committee requests, receives, and considers the recommendations of the CEO regarding the performance of her direct reports and other Executive Officers. Members of management also attend and contribute to Committee meetings as relevant to the Committee agenda.
The Committee discusses its fundamental views on compensation and guiding principles, as well as its expectations of the CEO’s performance and annual goals, with the CEO and subsequently proposes the CEO’s goals to the Board for approval. The Committee does not include the CEO or other members of management unless specifically invited by the Committee Chair in its discussions with CAP on the CEO’s compensation, nor does the CEO or management participate in the Committee’s recommendation to the Board on the CEO’s compensation.
Say on Pay
At the 2024 Annual Meeting of Shareholders, 60.4% of Shareholders voted, on an advisory basis, to ratify the NEO compensation. This vote was lower than our historical level of support which has been over 90% in the last several years. The Board and Committee took this vote outcome very seriously and was highly focused on gathering and responding to shareholder’s feedback regarding our executive compensation practices. Accordingly, the Company undertook an extensive shareholder engagement process regarding compensation in fall 2024.
In that process, we contacted 21 of our top shareholders, representing over 80% of our shares outstanding. We engaged with all shareholders who requested a meeting. While some shareholders declined to meet, we did hold meetings with eight shareholders representing 53.5% of our shares outstanding. Independent director participation was offered to our top six shareholders, representing 50.0% of our shares outstanding. The Committee chair participated in meetings with two shareholders, representing 20.3% of our shares outstanding. Separately, we also engaged with two of the top proxy advisory firms to discuss our outreach efforts and receive their perspectives on our compensation practices. While many shareholders stated they generally support the structure of our programs, we received important feedback in the engagement process and describe below how we have acted on that feedback.

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What We Heard:	How We Responded:
CEO compensation versus peers and alignment with performance.
Some, but not all, shareholders raised concerns with relative pay levels for our CEO and the alignment between pay and performance. They requested additional information on the decision making process relative to setting executive compensation and benchmarking to peers.

•No increases to target CEO pay in 2025.
•To further enhance the pay for performance alignment of our programs, we have increased the weighting of our performance shares from 50% to 60% in 2025.
•56% of target total CEO compensation is tied to rigorous performance goals (85% of total target pay is at risk) and we continue to have 100% of our performance shares tied to relative performance.
◦PSUs with performance period ending in 2024 which are based on relative TSR and ROE performance paid out below target (70.2%), reinforcing direct alignment with shareholder experiences.
•Expanded section on peer selection and peer benchmarking considerations, including the importance of having a proven track record of success in managing multiline insurance companies through up and down cycles.
•Increases to 2024 target compensation, which were made prior to our engagement, are discussed further in the “Compensation levels should be market competitive” section. Of note, the CEO did not receive a salary increase in 2024, only at-risk pay was increased.

Goal setting and metric selection.
Some shareholders noted preference for enhanced disclosures around goal setting and metric selection in the executive compensation program, particularly when goals were set lower than prior years. Shareholders that did highlight the use of similar metrics across the short- and long-term incentive program noted it was not a concern for them for the following reasons: importance of the metric selected, the AIP metric measures absolute performance, and the LTIP metric measures relative performance.

•In the annual and long-term incentive plan sections of this proxy statement, we have provided more information on the rationale for performance goals included in the plans and the factors considered in the target setting process for both plans and intend to continue providing this type of disclosure.
•Goals for 2024 were set above prior year target and actual results.
•Our annual incentive plan measures absolute adjusted ROE on a one-year basis, while our long-term plan measures three-year average ROE performance relative to our performance peer group. ROE is a key strategic financial measure for our business, and we believe measuring it over both time periods and on both an absolute and relative basis is appropriate to align executives and ensure responsible stewardship of capital to drive shareholder value creation.

Management alignment with shareholders.
•We have increased the stock ownership guideline for our CEO from 500% to 600%.
•In addition to ownership guidelines for all NEOs, we also have a requirement that NEOs hold net proceeds from stock option exercise for a minimum of 12 months.

Use of stock options. Some shareholders indicated a preference for less emphasis on stock options.	•We have decreased the weighting of stock options from 30% to 20% and increased the weighting of PBRSUs by 10% (to 60%). •We continue to deliver the vast majority of the CEOs pay in the form of equity.
Executive Compensation Program
Guiding Principles
The Committee has established a set of core principles that underlie our executive compensation program. These core principles provide guidance to the Committee and management in making decisions while administering the program or when considering changes. These core principles include strong alignment between pay and performance, incentive to drive shareholder value, and market competitiveness.
Strong pay for performance alignment
We target compensation around the median of the competitive market, with executives earning more or less than median based on their experience, the performance of the Company and value delivered to Shareholders, and their individual performance. Our core executive compensation program includes base salary, an annual cash incentive plan (AIP), and long-term equity awards (LTIP). Both AIP and LTIP are administered under the Shareholder-approved 2010 Comprehensive Executive Compensation Plan, as amended and restated, March 9, 2021. Incentive awards are earned upon the achievement of short-term and long-term business goals that are reviewed and approved by the Committee at the beginning of each performance period. Performance goals are structured to reward business growth, profitability, and relative TSR, balanced with productivity, risk and capital management.

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Our incentive plans are highly performance-based and aligned with shareholders. This is demonstrated in the below chart, where we compare our CEO’s “Compensation Actually Paid” to that of our compensation peer group for the most recent four years disclosed by peers. Our CEO’s Compensation Actually Paid is between the 25th percentile and median1. This alignment is strong in large part due to the Committee’s decision to emphasize equity compensation for the CEO as well as the relative performance metrics in our PBRSU program and the rigorous goals we set in our annual incentive.
1 For Comparison Purposes, this analysis focuses on the TSR of our Compensation Peer group. As discussed later, we utilize the Russell 2000 Insurance Index for PBRSU performance

TSR Performance
%ile
100%
80%
60%
40%
20%
0%
Comp. Actually Paid
%ile
0%
20%
40%
60%
80%
100%
HMN

Incentive compensation should drive long-term value creation and reward strong performance
The AIP performance goals are based on premiums and adjusted operating income which drive long-term value and are metrics management can control. The LTIP performance goals are directly linked to multi-year growth and return measures to focus executives on value creation, with multiple metrics based on performance versus peers to focus on outperforming our peers. Our historical incentive plan payouts are aligned with both company performance and value delivered to Shareholders, as displayed in the table below.

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Incentive Plan Payout History
200.0%
180.0%
160.0%
140.0%
120.0%
100.0%
80.0%
60.0%
40.0%
20.0%
—%
$45.00
$40.00
$35.00
$30.00
$25.00
$20.00
188.0%
129.4%
$36.35
175.8%
113.8%
$34.53
65.0%
108.3%
$34.50
71.6%
71.5%
$31.48
160.2%
70.2%
$39.23
2020
2021
2022
2023
2024
AIP
LTIP
Stock Price

Significant portion of compensation should be “at risk” based on the Company’s performance and aligned with Shareholders’ interests
For 2024, 85% of the CEO’s target total pay (base salary, target annual incentive, and target long-term incentive) and on average are 61% of target total pay for all other NEOs is at risk, and is variable from year to year. For the majority of the compensation, the level of payout is dependent on the Company’s performance. To encourage executive performance on a long-term basis, and to align executive interests with Shareholders’, the Committee grants equity awards with multi-year performance periods and multi-year vesting. In 2024, Ms. Zuraitis received approximately 60% of her target compensation in equity. With respect to the other NEOs, approximately 34% to 40% of their compensation was equity-based.
Compensation levels should be market competitive
The Committee sets total direct compensation for the NEOs – salary and target annual and long-term incentive opportunities – within a reasonable range of the median of the competitive market, while providing the ability to decrease or increase compensation if warranted by performance and experience. To determine competitive pay levels, we use an established peer group of similarly-sized insurance companies. The Committee worked with CAP to select our peer insurance companies for 2024 (noted below), based upon assets under management and revenue. We supplement this information with survey market data from published sources including Equilar, Willis Towers Watson, and LOMA. The data from these surveys is scaled to our size by CAP based on revenues or asset ranges. Annually, CAP provides the Committee with a comparison of the base salary, annual incentives and long-term incentives of the CEO with those of other Chief Executive Officers based on the peer group and survey data obtained.
Benchmarking to similar companies for Horace Mann is a challenge as we are the only multiline insurance company within our size range. Being a multiline insurance company that offers both Property & Casualty and Life coverage along with retirement products creates a level of complexity for our senior executives that does not exist at most of our peers. The Committee considers this level of complexity where relevant to the position (e.g., the CEO), when setting pay.

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The Committee does not seek to benchmark or set executive compensation at any specific level relative to the peer group. The Committee uses the median as a reference point, but then considers individual performance and the overall competitive landscape for the role. The Committee also considers the experience and tenure of an executive when setting pay, therefore, if an executive is continuing to perform and has a long track record of success, they will typically be positioned higher relative to market as compared to an executive who is performing well, but has a less robust track record. This approach has led to a bigger absolute difference in pay for our CEO who has a longer track record of success and a newer management team beyond the CEO. The Committee also considers this as it sets pay. They also take a measured approach to bringing people up to the market level over time.
For 2024, CAP’s analysis demonstrated that overall core total direct compensation for Ms. Zuraitis was consistent with target pay positioning within competitive range of market median, considering her tenure and performance. With her increase of 8.9%, Ms. Zuraitis’ pay is approximately 15% above the median, which is well within our target pay positioning given her experience, performance, and the complexities of running a multiline insurance company. In addition, in comparing to peers, the Committee puts a greater emphasis on “at-risk” pay as opposed to salary.
Based on the data received, and CAP’s analysis, the Committee deliberates in executive session to determine its recommendation for approval by the Board. The other NEOs are assessed against comparable functional matches in the insurance industry and the broader general industry, as appropriate.

2024 Peer Group
Ambac Financial Group, Inc.	Kemper Corporation	Selective Insurance Group, Inc.
American Equity Investment Life Holding Co	National Western Life Group, Inc.	The Hanover Insurance Group
Argo Group International Holdings, Ltd.	Primerica, Inc.	United Fire Group, Inc.
CNO Financial Group, Inc.	ProAssurance Corporation	White Mountains Insurance Group
Employers Holdings, Inc.	RLI Corporation

Horace Mann Educators Corporation	2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 29

Compensation Mix
Our NEOs’ annual compensation consists of base salary, and annual and long-term incentives. The targeted compensation mix of total direct compensation for the NEOs for 2024 is illustrated below. The mix of 2024 actual compensation varied as a result of actual incentives earned.
Base Salary
Competitive base salaries are critical to attracting and retaining high performing executive talent. The Committee seeks to pay salaries that approximate median for executives of similar companies in like positions. However, in recruiting new executives, we vary from these guidelines, when necessary, to attract desired talent. Additionally, an existing executive’s compensation may deviate from median due to experience, performance, responsibilities, compensation history, internal equity, or retention risk.
Salaries for the NEOs and other executive officers are reviewed every 12 months in connection with the review of financial results for the prior fiscal year and the annual performance review discussed under Annual Performance and Pay Review below. In 2024, all of the NEOs with the exception of Ms. Zuraitis received base salary increases to move overall compensation closer to the market median. Base salary adjustments for 2024 are shown in the chart below.

Named Individual	2023 Annualized Salary ($)	2024 Annualized Salary ($)	Percent Increase
Marita Zuraitis	1,040,000	1,040,000	—%
Ryan E. Greenier*	N/A	350,000	N/A
Bret A. Conklin	525,000	545,000	3.8%
Matthew P. Sharpe	505,000	525,000	4.0%
Stephen J. McAnena	500,000	525,000	5.0%
Donald M. Carley	420,000	435,000	3.6%
*Mr. Greenier was appointed CFO in October 2024

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Annual Incentive Plan
Our AIP is a cash incentive plan, administered under the Comprehensive Executive Compensation Plan (CECP), and designed to drive and reward strong performance over a one-year period. Annually, the Committee establishes the performance objectives, threshold, target and maximum performance levels, and the related threshold, target and maximum AIP opportunities for each NEO, expressed as a percentage of base salary. In addition to the NEOs, the vast majority of our employees are eligible to participate in the annual incentive plan. Target incentive opportunity levels for the NEOs are intended to approximate the median of the target bonus potential for similarly situated executives in comparable companies. Maximum incentive opportunities are set at 200% of target.
For 2024, there were three performance measures, with 50% of the award based on company-wide adjusted core earnings, and the remaining 50% divided equally among AIP adjusted return on equity (25%) and insurance premiums and contract charges earned (25%), as defined below and shown in the chart. This provides a balance between shareholder return and growth, while complementing the longer-term LTIP metrics, which focus on long-term shareholder value creation.
2024 Annual Incentive Plan Performance Measures
AIP Adjusted Core Earnings - Core earnings (GAAP net income after tax, excluding net investment gains and losses) adjusted for Property and Casualty catastrophe costs different than the annual Plan, annuity market risk benefit adjustment different than Plan, the impact on investment income of share repurchases different than Plan, debt structure/costs including debt retirement different than Plan, and impact of changes to the statutory tax rate different than Plan.
AIP Adjusted Return on Equity - Company’s annual return (AIP adjusted core earnings) divided by the value of its total Shareholders’ equity (excluding the fair value adjustment for investments).
Insurance Premiums & Contract Charges Earned - The amount of ratably earned insurance premiums and contract charges from Horace Mann products.

The vast majority of employees, in addition to the NEOs, are eligible to participate in the annual incentive program with measures based on corporate objectives to promote alignment. The targets were based on a review of market conditions and expectations of other companies in the industry as well as our financial plan for 2024 (2024 Plan). The 2024 Plan was the basis of our 2024 earnings guidance, which was publicly disclosed in February 2024 in connection with the announcement of results for the year ended December 31, 2023. The Committee believes that tying the AIP to overall company performance provides appropriate alignment for an executive’s compensation as it recognizes that the Company as a whole must perform well in order to deliver value to our Shareholders. It is the goal of the Committee to establish measurements and targets that are reasonable, but not easily achieved. The measures and targets are discussed with the CEO, other NEOs, CAP, and other members of management and the Board before they are set.
The Committee takes goal setting seriously and sets goals with a significant degree of difficulty. In setting goals, the Committee considers prior year results, industry trends and broader macroeconomic factors. We believe philosophically that goals should have a significant stretch while also still being achievable in order to retain and incentivize executives appropriately. Our business, in particular the Property & Casualty side, is subject to “down cycles” which are experienced by all P&C underwriters. This can lead to years where despite exceptional execution, financial results are expected to be below the prior year. While it does not happen often, and did not for 2024, the Committee will occasionally determine that a goal below the prior year actual performance is appropriate given the degree of difficulty needed to achieve it.

Horace Mann Educators Corporation	2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 31

Each February, the Committee certifies performance and determines AIP payouts for the prior year. Based on the 2024 results of 160.2% of target for Ms. Zuraitis and the other NEOs, the 2024 AIP payouts (paid in March 2025) is detailed below. This performance is reflective of an incredibly strong fourth quarter and as a result, led to a strong finish for earnings, driving adjusted ROE above 9%.

2024 AIP Measures	Threshold	Target	Maximum	Actual	Results	Weighting	Payout
AIP Adjusted Core Earnings ($M)	114	129	144	141	182.4%	50%	91.2%
AIP Adjusted Return on Equity (%)	7.5	8.5	9.5	9.3	182.0%	25%	45.5%
Insurance Premiums and Contract Charges Earned ($M)	1,131	1,148	1,171	1,144	94.1%	25%	23.5%
Total						100%	160.2%

Named Individual	2024 Target AIP Opportunity	2024 Actual AIP Payout ($)	2024 Actual AIP Payout as a % of Base Salary
Marita Zuraitis	175%	2,916,186	280.4%
Ryan E. Greenier	50%	277,064	79.2%
Bret A. Conklin	70%	607,539	111.5%
Matthew P. Sharpe	60%	501,520	95.5%
Stephen J. McAnena	65%	542,445	103.3%
Donald M. Carley	50%	346,497	79.7%
The Committee sets goals that have a significant degree of stretch, though are viewed as achievable. Achieving target is challenging and the Annual Incentive payouts over the years have varied, further highlighting the rigor with which the Committee sets goals.

32 2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

Long-term Incentive Plan
The intent of our LTIP is to focus executives on shareholder value and key strategic objectives, while promoting retention.
2024 LTIP Aggregate Target Opportunity
In setting the dollar values of the 2024 opportunities under the LTIP for each NEO, the Committee targeted amounts that would achieve the Company’s overall objective of positioning total compensation within competitive range of the market median with flexibility to recognize individual performance and tenure. The 2024 target grant values for the NEOs were as follows:

Named Individual	2024 LTIP Target ($)
Marita Zuraitis	4,160,000
Ryan E. Greenier*	275,000
Bret A. Conklin	600,000
Matthew P. Sharpe	550,000
Stephen J. McAnena	550,000
Donald M. Carley	375,000
*Mr. Greenier was appointed CFO in October 2024; LTIP target reflects prior role given award is granted in March
2024 LTIP Award Vehicles
For 2024, the LTIP is comprised of three vehicles, as illustrated in the chart: (1) performance-based RSUs; (2) service-vested RSUs; and (3) service-vested stock options.
Performance-based RSUs - Earned over a three-year period, based upon Relative Measures that are equally weighted. For each Relative Measure, the threshold is the 25th percentile, target is the 50th percentile, and maximum is the 90th percentile of the peer group. The Company believes utilizing all Relative Measures holds management accountable for the Company’s performance versus peers on TSR and ROE, which benefits our Shareholders. In addition to the ROE and TSR component, the PBRSUs can be modified up or down by 10% based upon performance vs our Corporate Social Responsibility scorecard, which is detailed further below. If any shares are earned at the end of the three-year performance period, the executive fully vests in the award.
Service-vested RSUs - Vest in three annual installments.
Stock options - Granted at fair market value with a 10- year life, options vest in four annual installments.

30%
50%
20%
Performance-based RSUs
Service-vested RSUs
Stock options

Horace Mann Educators Corporation	2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 33

Performance-based RSUs (PBRSUs)
The Committee believes that PBRSUs provide an effective vehicle for rewarding executives based on a three-year performance period. Each year, a new three-year period starts, partially overlapping the periods that started the prior two years. PBRSUs were granted on March 6, 2024 for the 2024-2026 performance period and comprise 50% of the 2024 LTIP opportunity. These RSUs will be earned and vested on January 1, 2027, if at all, based on the level of achievement. From the date of grant, PBRSUs accrue dividend equivalents at the same rate as dividends paid to our Shareholders, but the dividend equivalents are only paid on the corresponding shares that are earned. If no shares are earned, the dividend equivalents are forfeited. Earned dividend equivalents are converted into additional RSUs.
As discussed in more detail under “Commitment to Corporate Social Responsibility” in the Summary, Horace Mann is committed to being a good corporate citizen and to having a positive impact on our stakeholders. Horace Mann demonstrates its commitment to operating responsibly through the security it provides customers, the initiatives and investments the Company deploys in the communities it serves, the claims it pays and the grants it gives in times of need.
For 2024, the Company continued to include a modifier (+/- 10%) into the PBRSUs to hold designated key executives accountable for achieving our initiatives utilizing a scorecard approach. The scorecard consists of key metrics for each component of our Corporate Social Responsibility program:
•Sustainability (25%) - focused on reducing its carbon footprint, as well as monitoring and managing climate change risks that affect our stakeholders
•Social Considerations (50%) - focused on the strategy and progress related to inclusion and enhancing employee engagement to make a positive social impact on America’s educational community, our employees, and the communities in which we live and work
•Governance (25%) - focused on board composition, succession planning, and risk management policies and procedures to ensure a financially strong company that operates ethically
To ensure the company is progressing on these efforts, the Compensation Committee and Board receive regular updates related to the scorecard metrics.
For Fiscal 2025, we increased the weighting of Performance RSUs to 60% (from 50%) of the target long-term incentive and reduced options to 20% from 30% based on shareholder feedback.
Service-Vested RSUs
The Committee believes that service-vested RSUs assist in the retention of key executive talent. Service-vested RSUs were granted on March 6, 2024 and comprise 20% of the 2024 LTIP opportunity. Service-vested RSUs vest 33% after the first year, vest an additional 33% after the second year and vest the final 34% after the third year from the grant date, and are subject to continued employment through the vesting date. From the date of the grant, the RSUs accrue dividend equivalents at the same rate as dividends paid to our Shareholders. These dividend equivalents are converted into additional RSUs and vest when the underlying RSUs vest.
Stock Options
The Committee believes that non-qualified stock options (NQSOs) provide strong alignment with shareholder interests, as participants do not realize any value unless our stock price appreciates. They also promote retention. Stock options granted under the LTIP have an exercise price equal to the closing price of our Common Stock on the date of grant, vest in four annual installments subject to continued employment on each vesting date and have a ten-year term. Stock options were granted on March 6, 2024 and comprise 30% of the 2024 LTIP opportunity. The number of options granted was determined using the Black-Scholes valuation method. For additional information regarding assumptions used for these valuations, see the Company’s 2024 Annual Report “Notes to Consolidated Financial Statements – Note 1 – Summary of Significant Accounting Policies – Share-Based Compensation.” Upon exercise, Executive Officers are required to hold shares equivalent to any proceeds (net of exercise price and related taxes and the costs of the exercise) for a minimum of twelve months.

34 2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

Timing of Equity Grants
The Committee has granted long-term incentives only at its regularly scheduled Board meetings. The grant date is the date the applicable resolution is approved or a future date as otherwise specified in the resolution. Moreover, the Committee does not approve the grant of stock options in anticipation of the release of material nonpublic information that is likely to result in changes to the price of the Company’s common stock, such as a significant positive or negative earnings announcement, and may not be timed with the public release of such information based on stock option grant dates. It is our policy to not grant stock options or similar awards during periods in which there is material nonpublic information about the Company, including (i) during “blackout” periods or outside a “trading window” established in connection with the public release of earnings information under our Insider Trading Policy or (ii) at any time during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information. These restrictions do not apply to RSUs or other types of equity awards that do not include an exercise price related to the market price of the Company’s common stock on the date of grant.
2024-2026 Performance-based RSUs
The Performance-based RSUs granted in 2024 have two equally weighted performance measures:
Relative TSR - TSR for the three-year period (from the average price five trading days before and five trading days after the beginning of the measurement period (1/1/24) to the average price five trading days before and five trading days after the end of the measurement period (12/31/26) measured against a peer group of companies.
Relative 3-Year Core Return on Equity - Average annual core earnings return (net income excluding net investment gains and losses) on average equity (excluding the fair value adjustment for investments) for the three-year period measured against a peer group of companies.
Prior Years PBRSU Grants
2023-2025 PBRSUs
The PBRSUs granted in 2023 will not mature until January 1, 2026. Since the applicable three-year performance period has not yet ended, actual performance against targets is not yet known. Additional information on these targets and actual performance will be provided at the end of the performance period.
2022-2024 PBRSUs
The performance-based RSUs granted in 2022 matured and vested as of January 1, 2025. The performance measures, targets and payout levels for the PBRSUs granted in 2022 are detailed below. As we mentioned earlier, we ended our year very strong, with record earnings and ROE in excess of 9%; however because our plans are measured over 3 years and relative to peers, this strong performance was not sufficient to drive a target or better payout.

2022-2024 Performance Measures	Threshold (2)	Target (2)	Maximum (2)	Weighting	Result
Relative (1) Measures
TSR (3)	25th Percentile Ranking vs Peer Companies	50th Percentile Ranking vs Peer Companies	90th Percentile Ranking vs Peer Companies	50%	33.0%
Core ROE (4)	25th Percentile Ranking vs Peer Companies	50th Percentile Ranking vs Peer Companies	90th Percentile Ranking vs Peer Companies	50%	37.2%

			Total		70.2%
(1) Peer group comprised of Russell 2000® Index insurance companies excluding brokerage, reinsurance, financial guarantee, and health companies.
(2) Threshold award (25th percentile) is 50% of target LTIP opportunity; Target award (50th percentile) is 100%; Maximum (90th percentile) is 200% of target. Awards for results between Threshold-Target and Target-Maximum are interpolated.
(3) TSR for the three-year period. Measured from the average price five trading days before and five trading days after the beginning of the measurement period (1/1/22) to the average price five trading days before and five trading days after the end of the measurement period (12/31/24). Source: S&P Market Intelligence
(4) Average annual Core Earnings return (net income excluding net investment gains and losses) for the three-year performance period. Source: S&P Market Intelligence

Horace Mann Educators Corporation	2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 35

As previously discussed, in addition to the ROE and TSR component, the 2022-2024 PBRSUs can be modified up or down by 10% based upon performance vs our sustainability, inclusivity and governance scorecard for a select group of executives including Ms. Zuraitis, Mr. Greenier, Mr. Conklin and Mr. Carley. This resulted in a +7% modification to the PBRSU result and a final payout of 77.2% based on progress toward multiple goals including: environmental impact; clear actions taken to strengthen succession planning; proper risk management procedures and policies; achieving/maintaining pay equity and improvement in overall employee engagement score. Specific accomplishments include:
•Met our emissions reduction target of reducing Scope 1 & 2 emissions by 50% in advance of our 2030 deadline, with 2024 emissions 61% below our base year of 2019
•Recognized as an outstanding leader in Sustainability by the city of Springfield, Illinois
•Created initiatives to address specific topics related to Building Community and Connection
•Enhanced benefits to support family and inclusion (e.g. adoption assistance)
•Enhanced risk management including anti-money laundering, anti-bribery and anti-corruption policies
2025 Compensation Program Changes
In consideration of shareholder feedback and review of compensation program design in light of our business strategy, the following executive compensation program design elements were changed for 2025:
•Long-term incentive mix: 60% PBRSUs (up from 50%); 20% time-based RSUs; 20% stock options (down from 30%)
•No increase to target CEO pay for 2025
•Increased stock ownership requirement for the CEO from 500% to 600% of salary

36 2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

Additional Pay Practices
Stock Ownership & Holding Guidelines
Our Executive Officers are required to accumulate and maintain beneficial stock ownership – calculated as a percentage of base salary - as displayed in the table below:

Position	2025 Stock Ownership Target %
CEO	600%
Executive Vice President	350%
Senior Vice President	200%
We use market value to measure the value of the shares we require our Executive Officers to hold based on a 12-month average stock price, which reduces volatility. For this purpose, we multiply the market value by the individual Executive Officer’s stock holding requirement and their base salary to establish their stock holding ownership.
The Executive Officers must satisfy stock ownership guidelines within five years of attaining their position. Stock ownership may be achieved by direct ownership or beneficial ownership through a spouse, child, or trust. The following types of beneficial ownership are considered in determining stock ownership: direct ownership, existing shares held through the Horace Mann 401(k) Plan Company Stock investment option (closed to new investments as of April 1, 2020), and RSUs (vested and unvested). Outstanding stock options are not used in determining stock ownership. Once an Executive Officer has satisfied their holding requirement, a decrease in the Company’s stock price without a sale of shares (excluding a sale of shares to satisfy tax withholding) will not result in non-compliance on a subsequent determination date.
Beginning with stock option grants made in 2011, Executive Officers are required to hold shares acquired on exercise of stock options, net of related taxes and the costs of the exercise, for a minimum of 12 months after the date of exercise. As part of the overall review of the executive compensation program, the Committee reviewed the stock ownership guidelines for the Executive Officers, and determined they were appropriate and would be continued in 2024.

Horace Mann Educators Corporation	2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 37

As indicated in the following chart, using the 2024 ownership requirements, all NEOs have met or exceeded their stock ownership guidelines except for Mr. McAnena and Mr. Greenier. Mr. McAnena joined the company in May 2023 and is on target to meet the requirement by the deadline. In addition, Mr. Greenier was appointed CFO in 2024 and is on target to meet the requirement by the deadline.

Named Individual	2024 Stock Ownership Target %	Stock Ownership Actual %	Stock Ownership(1)	Market Value(2) ($)
Marita Zuraitis	500%	1,753%	507,436	18,227,112
Ryan E. Greenier(4)	350%	232%	22,558	810,285
Bret A. Conklin	350%	642%	97,343	3,496,565
Matthew P. Sharpe	350%	715%	104,533	3,754,840
Stephen J. McAnena (3)	350%	155%	22,595	811,623
Donald M. Carley	350%	380%	46,034	1,653,554
HMN Stock Price @ 12/31/2024 =	$39.23
HMN Yearly Average Stock Price @ 12/31/2024 =	$35.92
(1) Represents share ownership as of 12/31/2024.
(2) Represents 12-month average market value.
(3) Mr. McAnena joined the company in May 2023.
(4) Mr. Greenier became CFO in October 2024
Minimum Vesting Period
In 2017, through an amendment approved by the Board, the Company updated the CECP to reflect a minimum vesting period of one year for all equity grants. No portion of any equity grant, including Stock Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units, will become vested before the first anniversary of the grant date except in the cases of death or disability.

38 2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

Annual Performance and Pay Review
To further reinforce a performance-based culture and the tie between company results and compensation, the Committee reviews each Executive Officer’s performance annually, coinciding with the review of corporate performance results. Each Executive Officer is reviewed not only on prior year business results but also on the individual’s demonstration of leadership skills and progress on specific strategic initiatives and other key priorities. The Committee also considers any adjustments to base salary, annual incentive opportunity, and long-term incentive opportunity at this review. The Committee recognizes the need to have market-competitive compensation opportunities to attract, retain, and reward high performing executive talent.
Risk Assessment
Our programs are structured to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term shareholder value while aligning our executives’ interests with those of our Shareholders. To this end, management and CAP conduct, and the Committee and the Board’s outside legal counsel reviews, an annual risk analysis of the compensation plans and incentive metrics. Our executive compensation program requires that a substantial portion of each Executive Officer’s compensation be contingent on delivering performance results. In addition, a significant portion of our NEOs’ compensation is delivered in equity over a multi-year timeframe. The Committee has been advised by the Board’s outside legal counsel and agrees that no unreasonable risk exists that a compensation policy or incentive plan would have a material adverse impact on the Company.
Succession Planning Process
The Board believes that human capital management and succession planning are paramount to the Company’s success and central to our long-term strategy. To mitigate enterprise risk and leadership gaps, the Compensation Committee oversees and monitors the Company’s succession planning process on at least an annual basis and has primary responsibility for CEO succession planning. The Committee frequently discusses succession and talent issues at its meetings focusing on key positions at the senior officer levels. In support of our commitment to talent development, throughout the year, high-potential leaders are given exposure and visibility to Board members through formal presentations and at informal events. This engagement gives the Board insight into the Company’s talent pool and our leaders’ succession plans. More broadly, the Board is regularly updated on key talent indicators for the overall workforce, including recruiting and development programs. This process helps ensure that the correct skill sets, backgrounds, training, and industry knowledge are in place to assume critical positions in the event of an emergency and for the long-term. The Company’s succession plan is also reviewed by the full Board annually.
Minimal Use of Employment Agreements
Standard practice for the Company is to not enter into any individual employment agreements with any Executive Officer. We intend to continue to minimize their use, while recognizing that in isolated situations an agreement may be needed for succession planning, attraction and retention of key executive talent. We do on a targeted basis, when executing against our succession plan, tailor vesting of equity awards to align with succession. For Ms. Zuraitis, consistent with select prior NEOs, the Company will fully vest her outstanding equity awards at the time of her separation or retirement if she remains employed through December 31, 2027. Performance awards will remain subject to achievement of the specified performance goals and vest consistent with the terms of the outstanding agreements. This agreement does not guarantee any level of compensation or payout, it merely allows Ms. Zuraitis to fully vest instead of pro-rata vest in the awards, which she was entitled to under our retirement provisions.
Executive Severance and Change in Control Plans
To maintain market competitiveness and allow for the successful recruitment of key executives, the Company maintains the Horace Mann Service Corporation Executive Severance Plan (Executive Severance Plan) and the Horace Mann Service Corporation Executive Change in Control Plan (CIC Plan). The Executive Severance Plan provides benefits due to loss of position with or without a change in control. The CIC Plan is intended to provide a level of security consistent with market practices, mitigate some of the conflicts an executive may be exposed to in a potential acquisition or merger situation, and serve to ensure a more stable transition if a corporate transaction were to occur. The CIC Plan provides for benefits only in the event of the loss of position following a change in control (double trigger), as defined in the CIC Plan. Participants in the CIC Plan are designated by position. This plan does not have tax gross-up provisions. The CIC Plan does not permit duplicate benefits under the Executive Severance Plan.

Horace Mann Educators Corporation	2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 39

The multiple is based on the sum of salary plus target annual incentive, payable in the form of salary continuation (for the Executive Severance Plan), and payable in a lump sum (for the CIC Plan), based on the following table:

	Multiple
Named Individual	Executive Severance	Change In Control
Marita Zuraitis	2.0	2.5
Ryan E. Greenier	1.5	2.0
Bret A. Conklin	1.5	2.0
Matthew P. Sharpe	1.5	2.0
Stephen J. McAnena	1.5	2.0
Donald M. Carley	1.5	2.0
Retirement Plans
The NEOs participate in our Horace Mann 401(k) Plan and a nonqualified supplemental defined contribution plan (described below) designed to provide benefits that cannot be provided under our tax-qualified defined contribution plan because of certain limitations imposed by the Internal Revenue Code (IRC). Each of these two plans includes a company contribution. The amounts contributed for each NEO are included in the Summary Compensation Table. These types of plans are customarily offered within our industry. No NEO participates in the Company’s defined benefit plan or supplemental defined benefit retirement plan because participation in those plans was limited to individuals hired prior to January 1, 1999 and all of our NEOs were hired after that date.
Deferred Compensation
Prior to 2009, the LTIP permitted certain elective deferrals. Pre-2009 account balances are maintained in notional deferred Common Stock equivalent units, which accrue dividend equivalents at the same rate as dividends paid to our Shareholders. These dividend equivalents are converted into additional deferred Common Stock equivalent units. Mr. Conklin is the only NEO with an account balance under this arrangement.
Nonqualified Supplemental Defined Contribution and Other Nonqualified Deferred Compensation Plans
The Company sponsors an unfunded nonqualified supplemental defined contribution plan, the Nonqualified Supplemental Defined Contribution Plan (NQDCP), which covers only the base salary compensation in excess of the IRC Section 401(a)(17) limit, which in 2024 was $345,000. The NQDCP accounts are established for the executives at the time their compensation exceeds the IRC Section 401(a)(17) limit and the NEOs are credited with an amount equal to 5% of the excess. In addition, the NQDCP accounts are credited with the same rate of return as the stable value fund available as an investment option under the qualified plan sponsored by the Company for all employees.
The Company offered a nonqualified deferred compensation plan to executives, which allowed them to defer receipt of long-term incentive cash compensation prior to 2009 when cash was a component of the LTIP. Executives were allowed to defer up to 100% of their earned long-term cash incentive into HMEC’s deferred Common Stock equivalent units. All the NEOs except Mr. Conklin were hired after 2009 and do not have an account in the plan.

40 2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

Clawbacks
The Committee believes that our compensation program should reward performance that supports the Company’s culture of integrity through compliance with applicable laws and regulations and our codes of ethics and conduct. The Board of Directors revised Horace Mann’s Clawback Policy (the “Policy”) pursuant to the Securities Exchange Act Rule 10D-1 and section 303A.14 of the New York Stock Exchange Listed Company Manual and is in effect as of October 2, 2023. The Policy provides for the recoupment of incentive-based compensation from our Covered Executives in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. The Policy is available as an exhibit to our 2023 Annual Report. In addition, under the CECP, the Company is entitled to recover any cash or equity award if it is determined that an executive’s own misconduct contributed materially to the executive’s receipt of an award. If other changes are made in future applicable legislative or regulatory guidance, the Company will modify the current clawback provisions to comply.
Hedging, Pledging Prohibitions
The Board, NEOs and other Executive Officers are prohibited from engaging in hedging transactions or from pledging their shares of our Common Stock. Any employee granted shares by the Company is prohibited from engaging in hedging transactions. No other employees are subject to hedging or pledging prohibitions.
Perquisites and Personal Benefits
The only perquisites we provide are financial planning services and access to an executive physical program, both of which are commonly provided among our peer companies. On occasion, we provide our CEO with the use of a charter jet service for efficiency and safety purposes. Please see the Summary Compensation Table for further details. Our NEOs do not receive other personal benefits.
Tax Implications
Favorable tax treatment of the various elements of the Company’s total compensation program is an important, but not the sole consideration in the design of the compensation program. Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to $1 million annually for any individual identified as a Covered Employee (CEO, CFO and the three other most highly compensated Executive Officers) for the year and any other individual who was a Covered Employee in a previous year (but not earlier than 2017). The Committee believes that shareholder interests are best served by not restricting the Committee’s discretion and flexibility in developing compensation programs, even though such programs may result in certain non-deductible compensation expenses under the limits imposed by Section 162(m).

Horace Mann Educators Corporation	2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 41

Compensation Tables
Summary Compensation Table
The following table sets forth information regarding compensation of the Company’s CEO, CFO, and the three other most highly compensated executive officers during 2024, 2023, and 2022.

Name & Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($) (6)	Total ($)
Marita Zuraitis President & Chief Executive Officer	2024	1,040,000	—	2,912,000	1,248,000	2,916,186	81,800	8,197,986
	2023	1,033,333	—	2,693,600	1,154,400	1,109,490	144,707	6,135,530
	2022	1,000,000	—	2,100,000	900,000	942,500	139,205	5,081,705
Ryan E. Greenier Executive Vice President & Chief Financial Officer	2024	345,833	—	275,000	—	277,064	27,204	925,101
	2023	325,000	—	225,000	—	93,054	25,282	668,336
	2022	275,000	—	275,000	—	71,500	21,365	642,865
Bret A. Conklin Executive Vice President, Finance Transformation	2024	541,667	—	420,000	180,000	607,539	34,048	1,783,254
	2023	525,000		420,000	180,000	263,057	36,408	1,424,465
	2022	520,833	—	420,000	180,000	203,125	36,892	1,360,850
Matthew P. Sharpe Executive Vice President, Corporate Strategy	2024	521,667	—	385,000	165,000	501,520	54,946	1,628,133
	2023	503,333	—	420,000	180,000	216,172	56,088	1,375,593
	2022	490,833	—	420,000	180,000	191,425	47,045	1,329,303
Stephen J. McAnena Executive Vice President & Chief Operating Officer	2024	520,833	—	385,000	165,000	542,445	54,767	1,668,045
	2023	324,039	250,000	350,000	150,000	139,168	25,627	1,238,834
	2022	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Donald M. Carley Executive Vice President & General Counsel	2024	432,500	—	262,500	112,500	346,497	52,465	1,206,462
	2023	418,333	—	262,500	112,500	149,722	51,604	994,659
	2022	406,667	—	280,000	120,000	132,167	38,601	977,435
(1) Represents each NEO’s actual base salary earnings as of December 31, 2024, 2023 and 2022, respectively.
(2) Represents a sign-on bonus for Mr. McAnena in 2023.
(3) Represents the grant date fair value of service-based and performance-based RSUs granted in 2024, 2023, and 2022. Performance-based RSUs are valued based on the probable performance of Target with the potential of 50% to 200% being earned based on performance results.
(4) Represents the grant date fair value of $8.12 per share for stock options granted on March 6, 2024, the grant date fair value of $8.59 per share for stock options granted on March 8, 2023, and the grant date fair value of $8.51 per share for stock options granted on March 9, 2022. The grant date fair value for Mr. McAnena is $7.67 per share for stock options granted on May 23, 2023.
(5) Represents the cash payout for the AIP earned in each year.
(6) Components of All Other Compensation are set forth on the following page.

42 2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

Detail of All Other Compensation
The following table sets forth information regarding all other compensation paid to, or earned by, the NEOs in 2024.

Name & Principal Position	Perquisites & Other Personal Benefits ($) (1)	Relocation	Company Contributions to Defined Contribution Plans ($)	Total ($)
Marita Zuraitis President and Chief Executive Officer	20,000	0	61,800	81,800
Ryan E. Greenier Executive Vice President and Chief Financial Officer	0	0	27,204	27,204
Bret A Conklin Executive Vice President, Finance Transformation	0	0	34,048	34,048
Matthew P. Sharpe Executive Vice President, Corporate Strategy	20,000	0	34,946	54,946
Stephen J. McAnena Executive Vice President & Chief Operating Officer	20,000	0	34,767	54,767
Donald M. Carley Executive Vice President & General Counsel	20,000	0	32,465	52,465
(1) Includes the use of a financial planning service to help minimize distractions and help ensure appropriate focus on their Company responsibilities.
Pay Versus Performance
The following table sets forth information regarding the relationship between compensation of the Company’s Principal Executive Officer (PEO) and its non-PEO named executive officers, the total shareholder return of the Company and its peer group and the Company’s AIP adjusted core earnings during 2024, 2023, 2022 and 2021.

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (1) (3)	Average Compensation Actually Paid to Non-PEO NEOs (2) (3)	Value of Initial Fixed $100 Investment Based On:		Net Income/(Loss) (6)	AIP Adjusted Core Earnings (7)
					Total Shareholder Return (4)	Peer Group Total Shareholder Return (4) (5)
2024	8,197,986	9,912,858	1,442,199	1,646,640	107.23	200.73	102.80	141.00
2023	6,135,530	4,161,252	1,258,388	1,004,322	86.04	158.28	45.00	85.50
2022	5,081,705	5,124,209	1,095,571	1,099,614	94.31	144.86	(2.60)	133.00
2021	6,118,977	5,555,002	1,299,216	1,197,525	94.37	131.54	142.80	161.70
(1) Represents the total compensation for our PEO, Ms. Zuraitis, and the average total compensation for our non-PEO NEOs from the Summary Compensation Table for 2024, 2023, 2022 and 2021.
(2) Represents the total compensation from the Summary Compensation Table for our PEO and the average total compensation for our non-PEO NEOs during 2024, 2023, 2022, and 2021 as adjusted to reflect changes in the fair value of outstanding stock and option awards in accordance with Item 402(v) of Regulation S-K.

Horace Mann Educators Corporation	2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 43

Reconciliation of Summary Compensation Table and Compensation Actually Paid		PEO
		2024	2023	2022	2021
Summary Compensation Table		8,197,986	6,135,530	5,081,705	6,118,977
Stock and Option Awards (a)		(4,160,000)	(3,848,000)	(3,000,000)	(2,700,000)
Equity Award Adjustments (b)	Fair Value at Year End of Outstanding and Unvested Equity Awards Granted in the Applicable Year	4,854,661	3,188,263	3,013,866	2,605,028
	Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	321,552	(1,706,428)	(290,878)	(605,669)
	Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year	123,355	(52,628)	160,589	(13,771)
	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	575,304	444,515	158,927	150,437
Compensation Actually Paid		9,912,858	4,161,252	5,124,209	5,555,002

Reconciliation of Summary Compensation Table and Compensation Actually Paid		Average Non-PEO NEOs
		2024	2023	2022	2021
Summary Compensation Table		1,442,199	1,258,388	1,095,571	1,299,216
Stock and Option Awards (a)		(470,000)	(518,750)	(456,250)	(431,250)
Equity Award Adjustments (b)	Fair Value at Year End of Outstanding and Unvested Equity Awards Granted in the Applicable Year	548,553	447,408	458,634	416,695
	Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	43,576	(236,456)	(52,691)	(111,510)
	Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year	13,228	(7,603)	27,426	(2,725)
	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	69,084	61,335	26,924	27,099
Compensation Actually Paid		1,646,640	1,004,322	1,099,614	1,197,525
(a) Represents the aggregate grant date fair value of all equity awards in the Stock Awards and Stock Option Awards columns in the Summary Compensation Table for the applicable year.
(b) Represents the equity award adjustments which include: the year-end fair value of any stock and option awards granted in the covered fiscal year that are outstanding and unvested as of the end of the covered fiscal year; the amount of the change as of the end of the covered fiscal year (from the end of the prior fiscal year) in fair value of any stock or option awards granted in prior years that are outstanding and unvested as of the end of the covered fiscal year; for stock and option awards granted in prior years that vest in the covered fiscal year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; and the dollar value of any dividends or other earnings paid on stock awards in the covered fiscal year prior to the vesting date that are not otherwise reflected in the fair value of such stock award or included in any other component of total compensation for the covered fiscal year.
(3) Our non-PEO NEOs include the following individuals for each year: for 2024, Mr. Greenier, Mr. Conklin, Mr. Sharpe, Mr. McAnena, and Mr. Carley; for 2023, Mr. Conklin, Mr. Sharpe, Mr. McAnena, and Mr. Carley; for 2022, Mr. Conklin, Mr. Sharpe, Mr. Carley, and Mr. Desrochers; for 2021, Mr. Conklin, Mr. Sharpe, Mr. Carley, and Mr. Desrochers.
(4) Total Shareholder Return for each fiscal year is based on a $100 common equity investment at the close of December 31, 2020 measuring through and including the end of the applicable year.
(5) Represents the Total Shareholder Return for S&P 500 Insurance Industry peer group.
(6) The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year. Result is rounded to the nearest million dollars.
(7) Represents the most important financial performance measure not otherwise reported in the above table that is used by the Company to link actual compensation paid during the most recent fiscal year to the Company’s performance, as required pursuant to Item 402(v) of Regulation S-K. The Company-selected measure is AIP adjusted core earnings, which is the Company’s net income calculated in accordance with GAAP adjusted to exclude the items described in the CD&A. Result is rounded to the nearest million dollars.

44 2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

The Compensation Committee considers the following financial measures to be the most important in aligning the long- and short-term incentive compensation of our PEO and other named executive officers with performance:
•AIP adjusted core earnings
•AIP adjusted return on equity
•Total shareholder return
•Insurance premiums and contract charges earned

Horace Mann Educators Corporation	2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 45

CEO Pay Ratio
Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we calculate a ratio of total pay for our CEO compared to total pay for our median employee (CEO Pay Ratio). To identify our median employee, we use total cash at target (annualized base salary as of 12/31/2024 plus annual bonus target), as we believe this is the most representative measure of annual compensation for our broader employee population.
Once the median employee is identified, we compile the same pay elements for the median employee that we do for the NEOs as displayed in the Summary Compensation Table. We then compare total pay of our CEO (as displayed in the Total $ column of the Summary Compensation Table) to total pay of our median employee.
The following table sets forth information regarding CEO Pay Ratio.

	Total Pay ($)	Pay Ratio
Chief Executive Officer	8,197,986	105:1
Median Employee	78,123

46 2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

 Grants of Plan Based Awards
The following table sets forth information concerning the grant of the 2024 Annual Incentive and the grant of the 2024 Long-term Incentive for the 2024 – 2026 performance period. Actual payouts under the 2023 AIP are included in the Summary Compensation Table. Payouts for the 2024 Long-term incentive grant and the determination of the actual RSUs earned will not occur until after the completion of the 2024 – 2026 performance period.

Named Individual	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Option Awards ($) (5)
		Incentive Plan	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marita Zuraitis		AIP	910,000	1,820,000	3,640,001	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/6/2024	LTI	N/A	N/A	N/A	29,387	58,774	117,548	N/A	N/A	N/A	N/A
	3/6/2024	LTI	N/A	N/A	N/A	N/A	N/A	N/A	23,511	N/A	N/A	N/A
	3/6/2024	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	153,612	$35.39	1,248,000
Ryan E. Greenier		AIP	86,458	172,917	345,833	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/6/2024	LTI	N/A	N/A	N/A	1,943	3,886	7,772	N/A	N/A	N/A	N/A
	3/6/2024	LTI	N/A	N/A	N/A	N/A	N/A	N/A	3,888	N/A	N/A	N/A
	3/6/2024	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0	$35.39	0
Bret A. Conklin		AIP	189,583	379,167	758,334	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/6/2024	LTI	N/A	N/A	N/A	4,239	8,477	16,954	N/A	N/A	N/A	N/A
	3/6/2024	LTI	N/A	N/A	N/A	N/A	N/A	N/A	3,393	N/A	N/A	N/A
	3/6/2024	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	22,156	$35.39	180,000
Matthew P. Sharpe		AIP	156,500	313,000	626,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/6/2024	LTI	N/A	N/A	N/A	3,886	7,771	15,542	N/A	N/A	N/A	N/A
	3/6/2024	LTI	N/A	N/A	N/A	N/A	N/A	N/A	3,111	N/A	N/A	N/A
	3/6/2024	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	20,312	$35.39	165,000
Stephen J. McAnena		AIP	169,271	338,542	677,083	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/6/2024	LTI	N/A	N/A	N/A	3,886	7,771	15,542	N/A	N/A	N/A	N/A
	3/6/2024	LTI	N/A	N/A	N/A	N/A	N/A	N/A	3,111	N/A	N/A	N/A
	3/6/2024	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	20,312	$35.39	165,000
Donald M. Carley		AIP	108,125	216,250	432,500	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/6/2024	LTI	N/A	N/A	N/A	2,650	5,299	10,598	N/A	N/A	N/A	N/A
	3/6/2024	LTI	N/A	N/A	N/A	N/A	N/A	N/A	2,121	N/A	N/A	N/A
	3/6/2024	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	13,848	$35.39	112,500
N/A - Not applicable
(1) Represents performance-based 2024 Annual Incentive.
(2) Represents the performance-based portion of the 2024 Long-term Incentive grant.
(3) Represents the service-based RSU portion of the 2024 Long-term Incentive grant.
(4) Represents the stock option portion of the 2024 Long-term Incentive grant.
(5) Totals equate to each NEO’s 2024 Long-term Incentive amount. The fair value of stock options was determined using the Black-Scholes model.

Horace Mann Educators Corporation	2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 47

 Outstanding Equity Awards at Fiscal Year End
The following table sets forth information regarding the exercisable and unexercisable stock options, as well as the unvested RSUs held by each NEO at December 31, 2024.

Named Individual	Option Awards						Stock Awards (Restricted Stock Units)
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)(5)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Grant Date	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)(5)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(4)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(3)
Marita Zuraitis	70,424	0	0	41.95	03/07/17	03/07/27	45,556	1,787,162	159,556	6,259,382
	71,532	0	0	42.95	03/06/18	03/06/28
	93,756	0	0	38.99	03/05/19	03/05/29
	109,648	0	0	41.83	03/04/20	03/04/30
	78,543	26,181	0	40.10	03/03/21	03/03/31
	52,898	52,898	0	41.39	03/09/22	03/09/32
	33,608	100,824	0	35.98	03/08/23	03/08/33
	0	153,612	0	35.39	03/06/24	03/06/34
Ryan E. Greenier	1,499	0	0	31.01	03/09/16	03/09/26	11,054	433,648	9,115	357,581
	4,772	0	0	41.95	03/07/17	03/07/27
	4,208	0	0	42.95	03/06/18	03/06/28
	4,808	0	0	38.99	03/05/19	03/05/29
Bret A. Conklin	8,180	0	0	41.95	03/07/17	03/07/27	7,069	277,317	25,955	1,018,215
	13,676	0	0	42.95	03/06/18	03/06/28
	21,636	0	0	38.99	03/05/19	03/05/29
	27,412	0	0	41.83	03/04/20	03/04/30
	17,454	5,818	0	40.10	03/03/21	03/03/31
	10,580	10,580	0	41.39	03/09/22	03/09/32
	5,241	15,723	0	35.98	03/08/23	03/08/33
	0	22,156	0	35.39	03/06/24	03/06/34
Matthew P. Sharpe	25,672	0	0	41.95	03/07/17	03/07/27	6,776	265,822	25,222	989,459
	23,144	0	0	42.95	03/06/18	03/06/28
	26,444	0	0	38.99	03/05/19	03/05/29
	27,412	0	0	41.83	03/04/20	03/04/30
	15,999	5,333	0	40.10	03/03/21	03/03/31
	10,580	10,580	0	41.39	03/09/22	03/09/32
	5,241	15,723	0	35.98	03/08/23	03/08/33
	0	20,312	0	35.39	03/06/24	03/06/34
Stephen J. McAnena	4,891	14,673	0	32.13	05/23/23	05/23/33	5,459	214,157	16,417	644,039
	0	20,312	0	35.39	03/06/24	03/06/34
Donald M. Carley	12,952	0	0	41.95	03/07/17	03/07/27	4,458	174,887	16,562	649,727
	11,572	0	0	42.95	03/06/18	03/06/28
	14,424	0	0	38.99	03/05/19	03/05/29
	17,444	0	0	41.83	03/04/20	03/04/30
	10,911	3,637	0	40.10	03/03/21	03/03/31
	7,054	7,054	0	41.39	03/09/22	03/09/32
	3,276	9,828	0	35.98	03/08/23	03/08/33
	0	13,848	0	35.39	03/06/24	03/06/34
(1) Long-term Incentive stock option grants are service-based and all exercisable options vest on each anniversary of the grant date at a rate of 25% of the original grant.
(2) Represents the unvested service-based RSUs granted in 2022, 2023 and 2024.

48 2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

(3) Represents the value of the RSUs based on the closing price of our Common Stock ($39.23) at December 31, 2024.
(4) The performance-based RSUs granted in 2022 will not be earned until the end of the 2022-2024 performance period. RSUs earned at the end of the performance period will vest 100% in 2025. The performance-based RSUs granted in 2023 will not be earned until the end of the 2023-2025 performance period. RSUs earned at the end of the performance period will vest 100% in 2026. The performance-based RSUs granted in 2024 will not be earned until the end of the 2024-2026 performance period. RSUs earned at the end of the performance period will vest 100% in 2027.
(5) To support proactive succession planning efforts, Mr. Sharpe’s 2023 performance-based agreement allows for full continued vesting if he retires in good standing after December 31, 2024 but before the end of the performance period. The award will vest at the end of the performance period based on actual performance. For Mr. Sharpe’s time-based awards, his agreements allow for full vesting if he retires in good standing prior to the end of the vesting period, but remains active until at least January 1, 2025. The awards will vest in full as of the retirement date.
 Option Exercises and Stock Vesting
The following table sets forth information regarding options exercised and stock awards acquired on vesting by the NEOs in 2024.

Named Individual	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Marita Zuraitis	145,942	1,298,723	44,503	1,571,378
Ryan E. Greenier	0	0	3,463	122,108
Bret A. Conklin	21,032	199,469	9,286	328,031
Matthew P. Sharpe	0	0	8,696	307,131
Stephen J. McAnena	0	0	1,081	36,376
Donald M. Carley	14,988	176,663	5,122	181,073
(1) The value realized on vesting of stock awards is determined by multiplying the number of shares vested by the closing stock price on the date of vesting. The actual amounts realized from vested stock awards will depend upon the sale price of the shares when they are actually sold.

Horace Mann Educators Corporation	2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 49

Nonqualified Supplemental Defined Contribution and Other Nonqualified Deferred Compensation Plans
The following table sets forth information regarding participation by the NEOs in the Company’s NQDCP and the nonqualified deferred compensation plan as of December 31, 2024.

Named Individual	Account Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Balance at Last FYE ($)
Marita Zuraitis	NQDCP Account	0	34,750	2,346	345,348
	Deferred Compensation Account	0	0	0	0
Ryan E. Greenier	NQDCP Account	0	42	0	42
	Deferred Compensation Account	0	0	0	0
Bret A. Conklin	NQDCP Account	0	9,833	424	70,847
	Deferred Compensation Account	0	0	88,868	450,198
Matthew P. Sharpe	NQDCP Account	0	8,833	600	93,315
	Deferred Compensation Account	0	0	0	0
Stephen J. McAnena	NQDCP Account	0	8,792	(1,094)	7,698
	Deferred Compensation Account	0	0	0	0
Donald M. Carley	NQDCP Account	0	4,375	176	31,062
	Deferred Compensation Account	0	0	0	0
(1) Represents the 2024 NQDCP registrant Company contributions. These contributions are included in the All Other Compensation column of the Summary Compensation Table for 2024.
(2) Represents (a) the gains/losses in the NQDCP in 2024 and (b) the change in the deferred compensation account balance reflecting changes in the closing stock price of HMEC Common Stock from December 31, 2023 to December 31, 2024, each excluding contributions reflected in the first two columns.
 Illustration of Potential Payments upon Termination or Change in Control
The following table presents the estimated payments and benefits that would have been payable as of the end of 2024 in the event of separation due to disability or death, cause, voluntary termination of employment, retirement, involuntary termination of employment without cause, and a change of control of the Company.
Consistent with SEC requirements, these estimated amounts have been calculated as if the NEOs’ employment had been terminated as of December 31, 2024, the last business day of 2024, using the closing price of our Common Stock on that date ($39.23). The amounts reported in the following table are hypothetical amounts based on the disclosure of compensation information about the NEOs. Actual payments will depend on the circumstances and timing of any termination of employment or other triggering event.

50 2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

Estimated Payments ($) Assuming Termination as of December 31, 2024 (1)(2)(4)
Name & Benefits	Disability or Death	For Cause	Voluntary	Involuntary Termination w/o Cause	Change in Control
Marita Zuraitis
Cash Severance	0	0	0	5,720,000	7,150,000
AIP	1,820,000	0	0	1,820,000	1,820,000
Acceleration of Stock Options	917,548	0	0	0	917,548
Acceleration of RSUs	5,266,796	0	0	0	7,503,207
Health and Welfare	0	0	0	32,798	32,798
Modified Cap Adjustment (3)	N/A	N/A	N/A	N/A	(1,967,203)
TOTAL	8,004,344	0	0	7,572,798	15,456,350
Ryan E. Greenier
Cash Severance	0	0	0	787,500	1,050,000
AIP	175,000	0	0	175,000	175,000
Acceleration of Stock Options	0	0	0	0	0
Acceleration of RSUs	593,217	0	0	0	735,740
Health and Welfare	0	0	0	0	0
Modified Cap Adjustment (3)	N/A	N/A	N/A	N/A	(191,686)
TOTAL	768,217	0	0	962,500	1,769,054
Bret A. Conklin
Cash Severance	0	0	0	1,389,750	1,853,000
AIP	381,500	0	0	381,500	381,500
Acceleration of Stock Options	136,179	0	0	0	136,179
Acceleration of RSUs	872,781	0	0	0	1,203,516
Health and Welfare	0	0	0	43,128	43,128
Modified Cap Adjustment (3)	N/A	N/A	N/A	N/A	N/A
TOTAL	1,390,460	0	0	1,814,378	3,617,323
Matthew P. Sharpe
Cash Severance	0	0	0	1,260,000	1,680,000
AIP	315,000	0	0	315,000	315,000
Acceleration of Stock Options	129,098	0	0	0	129,098
Acceleration of RSUs	852,486	0	0	0	1,164,756
Health and Welfare	0	0	0	43,128	43,128
Modified Cap Adjustment (3)	N/A	N/A	N/A	N/A	N/A
TOTAL	1,296,584	0	0	1,618,128	3,331,982
Stephen J. McAnena
Cash Severance	0	0	0	1,299,375	1,732,500
AIP	341,250	0	0	341,250	341,250
Acceleration of Stock Options	182,176	0	0	0	182,176
Acceleration of RSUs	509,011	0	0	0	813,998
Health and Welfare	0	0	0	43,381	43,381
Modified Cap Adjustment (3)	N/A	N/A	N/A	N/A	(644,090)
TOTAL	1,032,437	0	0	1,684,006	2,469,215
Donald M. Carley
Cash Severance	0	0	0	978,750	1,305,000
AIP	217,500	0	0	217,500	217,500
Acceleration of Stock Options	85,117	0	0	0	85,117
Acceleration of RSUs	559,022	0	0	0	765,764
Health and Welfare	0	0	0	43,128	43,128
Modified Cap Adjustment (3)	N/A	N/A	N/A	N/A	N/A
TOTAL	861,639	0	0	1,239,378	2,416,509
N/A – Not applicable
(1) All AIP and LTI earned payouts are assumed to be at target.
(2) As of December 31, 2024, Marita Zuraitis, Bret A. Conklin, and Matthew P. Sharpe are the only NEO’s who are retirement eligible.
(3) Benefit reduction to avoid the imposition of a “golden parachute” tax.
(4) The amounts reflected for Pro Rata Short-Term (Annual) Incentive Compensation represent the entire value of the estimated liability at target, even though the actual value has also been disclosed in the Summary Compensation Table within this Proxy Statement as earned in 2024.

Horace Mann Educators Corporation	2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 51

 Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE
MARK E. KONEN, Chairman
BEVERLEY J. MCCLURE and H. WADE REECE, Members
Equity Compensation Plan Information
The following table provides information as of December 31, 2024 regarding outstanding awards and shares remaining available for future issuance under the Company’s equity compensation plans (excluding the Horace Mann 401(k) plan):

Equity Compensation Plans	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted-Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (4)
Plans Approved by Shareholders
Stock Incentive Plans (1)
Stock Options	1,397,546	39.33
Restricted Stock Units (2)	1,007,832
Subtotal	2,405,378		0
Deferred Compensation Plan for Directors (2) & Employees (3)	26,850		0
Subtotal	2,432,228		3,272,355

Total:	2,432,228		3,272,355
(1) Includes grants under the CECP.
(2) No exercise price is associated with the shares of Common Stock issuable under these rights.
(3) The CECP permits Directors and participants in certain cash incentive programs to defer compensation in the form of deferred cash RSUs, which can be settled in cash at the end of the specified deferral period. For purposes of the CECP, deferred cash RSUs are valued at 100% of the fair market value of Common Stock on the date of crediting to the participant’s deferral account. There are 76 senior executives of the Company currently eligible to participate in the CECP. The CECP does not reserve a specific number of shares for delivery in settlement of deferred cash RSUs but instead provides that shares will be available to the extent needed for such settlements. Further information on the CECP appears in the Compensation Discussion and Analysis.
(4) Excludes securities reflected in the Securities to be Issued column and represents shares remaining as part of a fungible share pool. The pool of shares is reduced by 2.5 shares for every “full-value” award that is granted.

52 2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding beneficial ownership of shares of Common Stock by each person who is known by the Company to own beneficially more than 5% of the issued and outstanding shares of Common Stock, and by each of the Company’s Directors, Board Nominees and NEOs, and by all Directors and Executive Officers of the Company as a group. Information in the table is as of March 15, 2025, except to the extent indicated otherwise in the footnotes. To the Company’s knowledge all shares of Common Stock are beneficially owned, and investment and voting power is held solely by the persons named as owners unless otherwise indicated.

Common Stock Ownership	Beneficial Ownership Amount	Percent of Class
5% Beneficial Owners
BlackRock, Inc. (1)	5,888,889	14.4%
The Vanguard Group, Inc. (2)	5,085,460	12.4%
Franklin Mutual Advisers, LLC (3)	3,349,788	8.2%
Dimensional Fund Advisors LP (4)	2,535,063	6.2%
Fuller & Thaler Asset Management, Inc. (5)	2,453,018	6.0%
T. Rowe Price Associates, Inc. (6)	2,162,264	5.3%
Directors, Board Nominees and Named Executive Officers
Thomas A. Bradley	19,625	*
Victor P. Fetter (7)	11,123	*
Perry G. Hines (8)	20,049	*
Mark Konen (9)	17,387	*
Beverley J. McClure (10)	16,352	*
H. Wade Reece (11)	35,464	*
Aaliyah A. Samuel, EdD (12)	3,923	*
Elaine A. Sarsynski	9,723	*
Marita Zuraitis (13)	958,802	2.3%
Ryan E. Greenier (14)	21,720	*
Bret A. Conklin (15)	197,406	*
Stephen J. McAnena (16)	11,406	*
Matthew P. Sharpe (17)	234,336	*
Donald M. Carley (18)	122,748	*
All Directors and Executive Officers as a group (16 persons)(19)	1,699,693	4.0%
*  Less than 1%
(1) BlackRock has a principal place of business at 50 Hudson Yards, New York, New York 10001. BlackRock has sole voting power with respect to 5,814,853 shares and sole investment power with respect to 5,888,889 shares. The foregoing is based on Amendment No. 17 to Schedule 13G filed by BlackRock on January 23, 2024.
(2) The Vanguard Group, Inc. (Vanguard) has a principal place of business at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard has sole investment power with respect to 5,009,646 shares, shared voting power with respect to 32,337 shares and shared investment power with respect to 75,814 shares. The foregoing is based on Amendment No. 13 to Schedule 13G filed by Vanguard on February 13, 2024.
(3) Franklin Mutual Advisers, LLC (Franklin) has a principal place of business at 101 John F. Kennedy Parkway, Short Hills, New Jersey 07078. Franklin has sole voting power with respect to 3,177,770 shares and sole investment power with respect to 3,349,788 shares. The foregoing is based on Amendment No. 7 to Schedule 13G filed by Franklin on January 27, 2025.

Horace Mann Educators Corporation	2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 53

(4) Dimensional Fund Advisors LP (Dimensional) has a principal place of business at 6300 Bee Cave Road, Building One, Austin, Texas 78746. Dimensional has sole voting power with respect to 2,493,737 shares and sole investment power with respect to 2,535,063 shares. Dimensional serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (Funds) and may possess voting and/or investment power over securities owned by the Funds. The securities reported are owned by the Funds, and Dimensional disclaims beneficial ownership of such securities. The foregoing is based on Amendment No. 18 to Schedule 13G filed by Dimensional on February 9, 2024.
(5) Fuller & Thaler Asset Management, Inc. (Fuller & Thaler) has a principal place of business at 411 Borel Avenue, Suite 300, San Mateo, California 94402. Fuller & Thaler has sole voting power with respect to 2,414,458 shares and sole investment power with respect to 2,453,018 shares. The foregoing is based on Amendment No. 1 to Schedule 13G filed by Fuller & Thaler on November 12, 2024.
(6) T. Rowe Price Associates, Inc. (T. Rowe Price) has a principal place of business at 100 E. Pratt Street, Baltimore, Maryland 21202. T. Rowe Price has sole voting power with respect to 2,155,257 shares and sole investment power with respect to 2,162,264 shares. The foregoing is based on the Schedule 13G filed by T. Rowe Price on February 14, 2025.
(7) Includes 3,923 vested share-based RSUs pursuant to the CECP.
(8) Consists entirely of 20,049 vested share-based RSUs pursuant to the CECP.
(9) Consists entirely of 17,387 vested share-based RSUs pursuant to the CECP.
(10) Includes 13,037 vested share-based RSUs pursuant to the CECP.
(11) Consists entirely of 8,463 deferred cash RSUs and 27,001 vested share-based RSUs pursuant to the CECP.
(12) Consists entirely of 3,923 vested share-based RSUs pursuant to the CECP.
(13) Includes 635,050 vested stock options and 207,438 vested share-based RSUs pursuant to the CECP.
(14) Includes 15,287 vested stock options pursuant to the CECP.
(15) Includes 126,067 vested stock options, 11,476 deferred cash RSUs and 36,284 vested share-based RSUs pursuant to the CECP.
(16) Includes 9,969 vested stock options pursuant to the CECP.
(17) Includes 155,434 vested stock options and 58,807 vested share-based RSUs pursuant to the CECP.
(18) Includes 91,535 vested stock options and 17,367 vested share-based RSUs pursuant to the CECP.
(19) Includes 1,033,342 vested stock options, 19,939 deferred cash RSUs and 405,216 vested share-based RSUs pursuant to the CECP.
Insider Trading Policy
The Company has adopted a comprehensive Insider Trading Policy that we believe is reasonably designed to promote compliance with federal securities laws and prevent the misuse of material non-public information. This policy applies to the purchase, sale, and other transactions in the Company’s securities by all members of the Board of Directors, Executive Officers and employees, as well as their immediate family members and controlled entities.
Key Provisions of the Policy
Blackout Periods - Directors, Executive Officers, and certain designated individuals are subject to quarterly trading blackout periods beginning at the close of the market on the last trading day of any fiscal quarter and ending at the open of the market on the third trading day following the release of the Company’s quarterly or annual financial results.
Prohibited Transactions - The policy strictly prohibits:
•Trading while in possession of material, non-public information.
•Short sales of HMN securities.
•Trading in derivatives of HMN securities, including options, warrants, and stock appreciation rights.
•Purchasing HMN securities on margin.
•Hedging or pledging HMN securities as collateral for loans.
Rule 10b5-1 Trading Plans - Directors and Executive Officers may enter into Rule 10b5-1 trading plans, subject to pre-approval by the Company’s Insider Trading Compliance Officer. These plans must comply with the SEC’s cooling-off period and other regulatory requirements.
Pre-Clearance of Trades - Directors and Executive Officers must pre-clear any transaction in HMN securities, including the adoption or modification of a Rule 10b5-1 trading plan, with the Company’s Insider Trading Compliance Officer.
The Company enforces strict procedures to prevent the unauthorized disclosure of material non-public information, including training programs and ongoing compliance monitoring.

54 2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

The Insider Trading Policy is available on the Company’s website at investors.horacemann.com under “Governance - Governance Documents.”
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act requires the Company’s Executive Officers and Directors and other persons who beneficially own more than ten percent of HMEC’s outstanding Common Stock, whom the Company refers to collectively as the “Reporting Persons,” to file reports of ownership and changes in ownership with the SEC.
The Company has established procedures by which Reporting Persons provide relevant information regarding transactions in Common Stock to a Company representative, and the Company prepares and files the required ownership reports. Based on a review of those reports and other written representations, the Company believes there was full compliance with the reporting requirements under Section 16(a) with the following exception. Marita Zuraitis, President and Chief Executive Officer, reported, but not on a timely basis due to a system error, one transaction on one Form 4.
Proposal No. 3 - Ratification of Independent Registered Public Accounting Firm
The Audit Committee is directly responsible for the selection, compensation, retention, performance and evaluation of the Company’s independent registered public accounting firm. The Audit Committee considers the independence and evaluates the selection of the independent registered public accounting firm each year.
KPMG LLP has been the Company’s independent registered public accounting firm for over 35 years (since the Company’s 1989 leveraged buyout). After careful consideration of a number of factors, including length of time the firm has served in this role, the firm’s past performance, and an assessment of the firm’s qualifications and resources, the Audit Committee selected KPMG LLP to serve as the independent registered public accounting firm for the year ending December 31, 2025. As a matter of good corporate governance, the Audit Committee submits its selection of the auditors to the Shareholders for ratification. If the selection of KPMG LLP is not ratified, the Audit Committee will review its future selection of an independent registered public accounting firm in light of the vote result, but may nonetheless appoint KPMG LLP if it determines doing so to be in the best interest of the Company and Shareholders. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its Shareholders. A representative from KPMG LLP is expected to participate in the Annual Meeting and will be available to respond to appropriate questions.
The Board recommends that Shareholders vote FOR the ratification of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2025.

Horace Mann Educators Corporation	2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 55

Report of the Audit Committee
Acting under a written charter, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is comprised of three directors, each of whom is independent as defined by the New York Stock Exchange listing standards. Management has the primary responsibility for the Company’s financial statements and its reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, prior to the filing, the Audit Committee reviewed the audited consolidated financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and clarity of disclosures in the financial statements.
The Audit Committee has discussed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required by applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with them their independence from the Company and its management taking into account the potential effect of any non-audit services provided by the independent registered public accounting firm.
The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held 9 meetings during fiscal year 2024.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the Securities and Exchange Commission. The Audit Committee approved the selection of the Company’s independent registered public accounting firm.
AUDIT COMMITTEE
THOMAS A. BRADLEY, Chairman
VICTOR P. FETTER and MARK E. KONEN, Members

56 2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

The Company’s Independent Registered Public Accounting Firm
The independent registered public accounting firm selected by the Audit Committee to serve as the Company’s auditors for the year ending December 31, 2025 is KPMG LLP. KPMG LLP served in that capacity for the year ended December 31, 2024.
Fees of KPMG LLP
KPMG LLP fees for the years ended December 31, 2024 and 2023 were as follows:

Fees ($)	2024	2023
Audit Fees(1)	4,688,000	5,063,100
Audit-Related Fees(2)	705,200	0
Tax Fees	0	0
(1) Represents the aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2024 and 2023, the audit of the Company’s internal control over financial reporting as of December 31, 2024 and 2023, the reviews of the financial statements included in the Company’s quarterly reports on Forms 10-Q for the years ended December 31, 2024 and 2023 and services in connection with the Company’s statutory and regulatory filings for the years ended December 31, 2024 and 2023.
(2) Represents the aggregate fees billed for assurance and related services rendered by KPMG LLP that are reasonably related to the audit and review of the Company’s financial statements, exclusive of the fees disclosed under “Audit Fees”. For the year ended 2024, fees represent services for merger and acquisition due diligence, Workday implementation, and MCCA agreed upon procedures.
Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm
The Audit Committee approves in advance any significant audit and all non-audit engagements or services between the Company and the independent registered public accounting firm. As a practice, the Audit Committee does not allow “prohibited non-auditing services” as defined by regulatory authorities to be performed by the same firm that audits the Company’s annual financial statements. The Audit Committee may delegate to one or more of its members the authority to approve in advance all significant audit and all non-audit services to be provided by the independent registered public accounting firm so long as it is presented to the full Audit Committee at the next regularly scheduled meeting. Pre-approval is not necessary for de minimis audit services as long as such services are presented to the full Audit Committee at the next regularly scheduled meeting. The Audit Committee pre-approved all of the above listed expenses.

Horace Mann Educators Corporation	2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 57

2025 Proxy Statement | Other Matters
Delivery of Proxy Materials
Electronic Access to Proxy Materials and Annual Report
We are delivering a Notice of Internet Availability of Proxy Materials to Shareholders in lieu of a paper copy of the Proxy Statement and related materials and the Company’s Annual Report on Form 10-K. If you received a Notice by mail, you will not receive a paper copy of the Proxy Materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the Proxy Materials and cast your vote. If you received a Notice by mail and would like to receive a paper copy of our Proxy Materials, please follow the instructions included in the Notice.
Shareholders also can elect to receive an email that will provide a link to the Proxy Materials online. By opting to access your Proxy Materials via email, you will save the Company the cost of producing and mailing documents to you and help preserve environmental resources. Shareholders who enrolled previously in the electronic access service will receive their Proxy Materials via email this year. If you received a Notice by mail and would like to receive your Proxy Materials via email, please follow the instructions included in the Notice.
Copies of Annual Report on Form 10-K
The Company will furnish, without charge, a copy of its most recent Annual Report on Form 10-K filed with the SEC to each person solicited hereunder who mails a written request to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois, 62715-0001.
The Company also will furnish, upon request to the Investor Relations address above, a copy of all exhibits to the Annual Report on Form 10-K. In addition, the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and all amendments to those reports are available through the Company’s website, horacemann.com, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC.
Eliminating Duplicative Proxy Materials
If you are a beneficial owner, your bank or broker may deliver a single Proxy Statement and Annual Report, along with individual proxy cards, or individual Notices to any household at which two or more Shareholders reside unless contrary instructions have been received from you.
This procedure, referred to as householding, reduces the volume of duplicate materials Shareholders receive and helps preserve environmental resources. Shareholders may revoke their consent to future householding mailings or enroll in householding by contacting the Company’s facilitator for distribution, Broadridge Financial Solutions, Inc., at 800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you wish to receive a separate set of Proxy Materials for this year’s Annual Meeting, we will deliver them promptly upon request to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois, 62715-0001 or 217-789-2500.

58 2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement	Horace Mann Educators Corporation

Submitting Shareholder Proposals for the 2026 Annual Meeting of Shareholders
Shareholders intending to submit proposals under Rule 14a-8 of the Securities Exchange Act, as amended, for inclusion in the Company’s Proxy Statement and Form of Proxy for the 2026 Annual Meeting of Shareholders must ensure their proposals are received in writing by the Corporate Secretary at Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois, 62715-0001, no later than the close of business on December 2, 2025. The submission of a shareholder proposal does not guarantee its inclusion in the Company’s Proxy Statement and Form of Proxy.
Shareholders intending to present any proposal at the 2026 Annual Meeting of Shareholders outside of Rule 14a-8 must provide the information set forth in the Company’s Bylaws (which includes information required under Rule 14a-19) to the Corporate Secretary no earlier than January 14, 2026, and no later than February 13, 2026. These advance notice provisions are required by the Company’s Bylaws and must be met in order for the proposal to be properly brought before the meeting.

Horace Mann Educators Corporation	2025 Annual Meeting of Shareholders Meeting Notice & Proxy Statement 59

Horace Mann

HORACE MANN EDUCATORS CORPORATION
1 HORACE MANN PLAZA
SPRINGFIELD, IL 62715-0001

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 13, 2025 for shares held directly and by 11:59 P.M. ET on May 11, 2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HMN2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 13, 2025 for shares held directly and by 11:59 P.M. ET on May 11, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V65787-P26355

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HORACE MANN EDUCATORS CORPORATION

The Board of Directors recommends you vote FOR the following Director nominees in proposal 1:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Thomas A. Bradley	☐	☐	☐
1b. Victor P. Fetter	☐	☐	☐
1c. Perry G. Hines	☐	☐	☐
1d. Mark E. Konen	☐	☐	☐
1e. Beverley J. McClure	☐	☐	☐
1f. H. Wade Reece	☐	☐	☐
1g. Aaliyah A. Samuel, EdD	☐	☐	☐
1h. Elaine A. Sarsynski	☐	☐	☐
1i. Marita Zuraitis	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Approve the advisory resolution to approve Named Executive Officers' compensation.	☐	☐	☐
3. Ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the company's auditors for the year ending December 31, 2025.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report/10-K are available at www.proxyvote.com.

V65788-P26355

HORACE MANN EDUCATORS CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 14, 2025

The undersigned shareholder of Horace Mann Educators Corporation (the "Company") hereby appoints H. Wade Reece and Marita Zuraitis, or either of them, with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of the Company (the "Meeting"), to be held virtually at www.virtualshareholdermeeting.com/HMN2025 on May 14, 2025 at 9:30 a.m. Central Daylight Saving Time, and at any adjournment thereof and to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side and in their discretion upon such other matters as may properly come before the Meeting and any adjournments or postponements thereof.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF (INCLUDING, IF APPLICABLE, ON ANY MATTER WHICH THE BOARD OF DIRECTORS DID NOT KNOW WOULD BE PRESENTED AT THE ANNUAL MEETING BY A REASONABLE TIME BEFORE THE PROXY SOLICITATION WAS MADE OR FOR THE ELECTION OF A PERSON TO THE BOARD OF DIRECTORS IF ANY NOMINEE NAMED IN PROPOSAL 1 BECOMES UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE).

Continued and to be signed on reverse side